UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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BOISE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of

2011 Annual Shareholders’ Meeting

and Proxy Statement

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CHAIR’S LETTER TO SHAREHOLDERS

Dear Fellow Shareholders:

Your company delivered solid 2010 results with sharp focus on our core values: safety, customer satisfaction, operating excellence, and disciplined capital allocation to achieve our ultimate goal of delivering outstanding return to you, our shareholders.

Highlights of 2010 include record EBITDA since our inception as a public company, improved margins, strong cash flow, reduction of debt, and payment of a $0.40 special dividend, returning capital to our shareholders.

Our goal continues to be enhancement of shareholder return from operational excellence, growth when strategic opportunities are available at sensible prices, and disciplined allocation of capital. Employee safety, customer satisfaction, and shareholder return remain our core values.

On behalf of your board of directors, I thank and congratulate Alexander Toeldte, our president and chief executive officer, our entire management team, and all employees for outstanding operating performance and delivering value to our shareholders.

Cordially,

Carl A. Albert

Chair of the Board of Directors

March 21, 2011

NOTICE OF 2011 ANNUAL SHAREHOLDERS’ MEETING

To Boise Inc. Shareholders:

Boise Inc. will hold its 2011 annual shareholders’ meeting on Wednesday, April 27, 2011, at 9:00 a.m. Mountain Daylight Time at the company’s headquarters in the Boise Plaza Building, 1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-5388. The meeting will be held in the 1-West A.V. Conference Room. At the meeting, shareholders will be asked to:

1.	Elect two directors;

2.	Consider an advisory vote on our executive compensation program;

3.	Consider an advisory vote on the frequency of advisory votes on our executive compensation program;

4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011; and

5.	Transact other business properly presented at the meeting.

Your board of directors recommends you vote FOR the election of both director nominees; FOR the advisory approval of our executive compensation program; FOR the selection of a frequency period of every three years (a triennial vote) for future advisory votes on our executive compensation program; and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011. Your vote is important.

Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible.

Thank you.

By order of the board of directors,

Karen E. Gowland

Senior Vice President, General Counsel and Secretary

Boise, Idaho

March 21, 2011

SOLICITATION OF PROXIES AND VOTING

Internet Availability of Proxy Materials, Annual Reports on Form 10-K, and Other Reports and Policies

You may view a complete copy of our proxy statement and 2010 annual report on Form 10-K by visiting our website at www.boiseinc.com and selecting Investors and then Annual Meeting and Proxy Materials. We will begin mailing our proxy statement, 2010 annual report on Form 10-K, and a proxy card to shareholders of record on or about March 28, 2011.

You may view complete copies of all of our filings with the Securities and Exchange Commission (SEC), including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, financial information, and other reports and policies, by visiting our website at www.boiseinc.com and selecting Investors and then SEC Filings.

Record Date and Voting at Our 2011 Annual Shareholders’ Meeting

Shareholders owning our common stock at the close of business on Friday, March 18, 2011 (the Record Date) may vote at our 2011 annual shareholders’ meeting. On the Record Date, 83,207,315 shares of our common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at our 2011 annual shareholders’ meeting.

All valid proxies properly executed and received by us prior to our 2011 annual shareholders’ meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

¡	FOR the election of both director nominees;

¡	FOR the advisory approval of our executive compensation program;

¡	FOR the selection of a frequency period of every three years (a triennial vote) for future advisory votes on our executive compensation program; and

¡	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

Your shares will also be voted on any other matters presented for a vote at the meeting in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy and change your vote at any time before our 2011 annual shareholders’ meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting in person at our 2011 annual shareholders’ meeting.

We have appointed Continental Stock Transfer & Trust Company (Continental Stock) as our independent tabulator to receive and tabulate all votes cast at our 2011 annual shareholders’ meeting. Continental Stock will determine whether a quorum is present.

We have appointed Cydni J. Waldner, of Waldner Law Office L.L.C., as our independent inspector of election to certify the vote results.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy. Abstentions and “broker nonvotes” will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker nonvote” occurs when a broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will NOT have discretionary power with respect to the election of our two director nominees, the advisory vote on our executive compensation program, or the advisory vote on the frequency of advisory votes on our executive compensation program. Brokers will have discretionary power with respect to the

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ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

The two director nominees who receive the greatest number of votes will be elected as directors. Abstentions and broker nonvotes will have no effect on the outcome of this proposal.

The advisory vote approving our executive compensation program will be determined by the affirmative vote of a majority of shares present at the meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

The advisory vote on the frequency of advisory votes on our executive compensation program will be determined by the frequency period that receives the greatest number of votes. Abstentions and broker nonvotes will have no effect on the outcome of this proposal.

Although these advisory votes are nonbinding, the compensation committee and our board of directors will review the results of the votes. The compensation committee will consider our shareholders’ preferences and take them into account in making future determinations concerning our executive compensation program.

The proposal to appoint KPMG LLP as our independent registered public accounting firm for 2011 will be ratified by the affirmative vote of a majority of shares present at the meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Proxy Solicitation

Our board of directors is soliciting your proxy. We will not retain a proxy solicitor; however, our employees and directors may solicit proxies by mail, telephone, email, or in person. Our employees and directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us.

Householding of Annual Meeting Materials

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2010 annual report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:

Broadridge Householding Department

51 Mercedes Way

Edgewood, NY 11717

Toll-Free Number: 1-800-542-1061

If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

According to SEC rules, to be considered for inclusion in next year’s proxy statement, our corporate secretary must receive shareholder proposals at the address shown below not later than November 22, 2011.

Boise Inc.

Attention: Corporate Secretary

PO Box 990050

Boise, ID 83799-0050

Additionally, our Bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting not less than 120 nor more than 150 days prior to our 2012 annual shareholders’ meeting.

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Please refer to Article II, Section 4 of our Bylaws for an outline of the information a shareholder’s notice must include regarding director nominees and other business to be brought before a shareholders’ meeting.

You may view a complete copy of our Bylaws by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Bylaws.

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PROPOSALS TO BE VOTED ON

Proposal No. 1 – Election of Directors

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the termination dates for, each class are:

Class	Director Members	Termination Date

III	Nathan D. Leight Alexander Toeldte	Date of 2011 annual shareholders’ meeting

I	Carl A. Albert Heinrich R. Lenz Jason G. Weiss	Date of 2012 annual shareholders’ meeting

II	Jonathan W. Berger Jack Goldman	Date of 2013 annual shareholders’ meeting

At each succeeding annual shareholders’ meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal.

Nominees

Two nominees, Messrs. Leight and Toeldte, are standing for election as directors at our 2011 annual shareholders’ meeting to hold office for three-year terms expiring in 2014.

Your shares will be voted according to your instructions. If you return your signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the two director nominees. To be elected to our board of directors, the director nominees must receive a plurality of the votes cast by our shareholders present in person or by proxy and entitled to vote. If a director nominee who is a continuing director is not reelected, he will remain in office until a successor is elected or until his earlier resignation or removal.

The two director nominees have confirmed their availability for election. If either of the director nominees becomes unavailable to serve as a director for any reason prior to our 2011 annual shareholders’ meeting, our board of directors may substitute another person as a director nominee. In that case, your shares will be voted FOR the substitute director nominee.

Additional information follows for the two director nominees and the directors continuing in office, particularly concerning their business experience and qualifications, as well as attributes and skills that led our board to conclude that person should serve as a director of the company. During the past ten years, none of our directors has been a party to any legal or bankruptcy proceedings reportable under SEC rules.

Our board of directors unanimously recommends shareholders vote FOR Messrs. Leight and Toeldte, our two director nominees.

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Carl A. Albert, 69

Mr. Albert serves as our board chair. He has served as a director of the company since its inception in 2007.

Business Experience

Since April 2000, Mr. Albert has served as the chair of the board and chief executive officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, chair of the board, and chief executive officer of Fairchild Aerospace Corporation and Fairchild Dornier Corporation and chair of the supervisory board of Dornier Luftfahrt, GmbH, all aircraft manufacturing companies. From 1989 to 1990, Mr. Albert was a private investor. After providing start-up venture capital, he served from 1981 to 1988 as chair of the board and chief executive officer of Wings West Airlines, a regional airline that was acquired by AMR Corporation, parent of American Airlines, in 1988. Following the acquisition, Mr. Albert served as president until 1989. Prior to this, he was an attorney practicing business, real estate, and corporate law.

Education

¡	B.A., University of California at Los Angeles

¡	L.L.B., University of California at Los Angeles, School of Law

Current public company directorships, other than Boise Inc.

¡	Great Lakes Dredge & Dock Company – global provider of dredging services and commercial and industrial demolition services (Mr. Albert serves on Great Lakes’ audit committee)

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and skills that led our board to conclude Mr. Albert should serve as a director of the company

¡	Extensive experience as a former chief executive officer and board chair of a capital-intensive industry

¡	International business experience

¡	Legal expertise

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Jonathan W. Berger, 52

Mr. Berger has served as a director of the company since its inception in 2007. Mr. Berger is the cousin of Nathan D. Leight, one of our directors.

Business Experience

Since September 2010, Mr. Berger has been the chief executive officer and a director of Great Lakes Dredge & Dock Company, a global provider of dredging services and commercial and industrial demolition services. Prior to that time, and since August 2009, Mr. Berger had been the managing partner of Tellurian Partners, LLC, a consulting and financial advisory business. From December 2001 to July 2009, Mr. Berger was associated with Navigant Consulting, Inc., an NYSE-listed consulting firm, and was the managing director and co-leader of that firm’s corporate finance practice. He was also president of Navigant Capital Advisors, L.L.C., Navigant Consulting, Inc.’s registered broker-dealer, from October 2003 to July 2009. From 2000 to 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From 1983 to 1999, Mr. Berger was employed by KPMG LLP, an independent public accounting firm, and served as a partner from 1991 to 1999, where he led the corporate finance practice for three of those years.

Education

¡	B.S., Cornell University

¡	M.B.A., Emory University

Current public company directorships, other than Boise Inc.

¡	Great Lakes Dredge & Dock Company – global provider of dredging services and commercial and industrial demolition services

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and skills that led our board to conclude Mr. Berger should serve as a director of the company

¡	Extensive accounting background, with over 25 years of accounting experience

¡	Certified public accountant

¡	Holds a masters of business administration

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Jack Goldman, 70

Mr. Goldman has served as a director of the company since February 2008.

Business Experience

From January 2006 to 2009, Mr. Goldman was a senior attorney at the law firm of Theodora, Oringher, Miller & Richman PC in Los Angeles and, in January 2010, became of counsel to the firm. From May 2002 to January 2006, Mr. Goldman was of counsel to the law firm of Miller & Holguin, at which time it merged with his current firm. Mr. Goldman was a partner in the law firm of Arter & Hadden from 1994 to 2000 and thereafter was of counsel to that firm until 2002. During the period of April 2001 to December 2007, Mr. Goldman also served as chair and chief executive officer of Business Protection Systems International, Inc., a privately held provider of proprietary software solutions for business continuity and risk management programs for business and public sector clients. He continued to serve as a director through March 2009 when he was elected again as board chair, the position he currently holds. From 1989 to 1994, he was a partner in the law firm of Keck, Mahin & Cate. Mr. Goldman engaged in private practice through his own law firm from 1980 to 1989. Mr. Goldman was general counsel of Superscope, Inc., a multinational manufacturer and distributor of brand name consumer audio products from 1975 to 1980. While at Superscope, he also served as treasurer and vice president of administration. Mr. Goldman was admitted to practice law in California in 1966 and engaged in private practice until 1975, when he became employed by Superscope.

Education

¡	B.A., Lafayette College

¡	J.D., University of California at Los Angeles, School of Law

Current public company directorships, other than Boise Inc.

None

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and skills that led our board to conclude Mr. Goldman should serve as a director of the company

¡	Expertise in business continuity and risk management programs

¡	Extensive experience with corporate governance matters

¡	Legal expertise

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Nathan D. Leight, 51 Nominee

Mr. Leight has served as a director of the company since its inception in 2007. Mr. Leight is the cousin of Jonathan W. Berger, one of our directors.

Business Experience

Mr. Leight has been the senior managing member of Terrapin Partners, LLC since 1998 and the managing member and chief investment officer of Terrapin Asset Management, LLC since 2002. Terrapin Partners, LLC is a private investment management firm focused on private equity investing and recapitalization of public and private companies. Terrapin Asset Management, LLC focuses on the management of alternative investment vehicles, including hedge funds and multi-manager hedge fund portfolios. Mr. Leight was chair of the board of Aldabra Acquisition Corporation, a publicly traded blank check company, from its inception in 2004 until it merged with Great Lakes Dredge & Dock Company in 2006. From 2000 to 2002, Mr. Leight served as the interim chief executive officer of VastVideo, Inc., and from 1998 to 1999, he served as the interim chief executive officer of e-STEEL L.L.C. From 1995 to 1998, Mr. Leight was employed by hedge fund Gabriel Capital LP, where he served as chief investment officer. From 1991 to 1995, Mr. Leight served as a managing director of Dillon Read & Co., overseeing the firm’s proprietary trading department.

Education

¡	A.B., Harvard College (cum laude)

Current public company directorships, other than Boise Inc.

¡	Great Lakes Dredge & Dock Company – global provider of dredging services and commercial and industrial demolition services

¡	TradeStation Group, Inc. – online brokerage firm serving active trader and certain institutional trader markets

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and skills that led our board to conclude Mr. Leight should serve as a director of the company

¡	Over 25 years of experience in asset and hedge fund management, venture capital, and private equity investing

¡	Expertise in capital markets

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Heinrich R. Lenz, 55

Mr. Lenz has served as a director of the company since February 2010.

Business Experience

Mr. Lenz has served as president and chief executive officer of Sun Chemical Corporation, a producer of printing inks and pigments, since January 2008. Effective April 1, 2011, Mr. Lenz will assume additional responsibilities as an executive officer of DIC Corporation, Sun Chemical’s parent company. From 2002 to 2007, Mr. Lenz served as Sun Chemical’s senior vice president and chief financial officer/president, Latin America. From 1997 to 2002, Mr. Lenz was employed by Fairchild Aerospace, a manufacturer of corporate jets and aircraft for regional airlines, serving first as executive vice president and chief financial officer and then as president and chief executive officer of Fairchild Aircraft Inc. From 1980 to 1997, Mr. Lenz was employed by Allied Signal Aerospace in its aerospace, automotive, specialty chemicals, plastics, and engineered materials businesses, ultimately being promoted to vice president, finance. From 1976 to 1980, Mr. Lenz was employed by the German Internal Revenue Service.

Education

¡	B.S. (Finance and Taxes), University of Edenkoben, Germany

¡	M.S. (Business and Administration), University of Wiesbaden, Germany

Current public company directorships, other than Boise Inc.

None

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and skills that led our board to conclude Mr. Lenz should serve as a director of the company

¡	Extensive international business experience

¡	Extensive financial background, with over 30 years of accounting experience

¡	Experience as chief executive officer of a capital-intensive, global company

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Alexander Toeldte, 51 Nominee

Mr. Toeldte has served as the company’s president and chief executive officer and a director since February 2008.

Business Experience

Mr. Toeldte joined Boise Cascade Holdings, L.L.C. in early October 2005 as president of the company’s packaging and newsprint segment and, in late October 2005, became its executive vice president, paper and packaging and newsprint segments. From 2004 to 2006, Mr. Toeldte was chair of Algonac Limited, a private management and consulting firm based in Auckland, New Zealand. Mr. Toeldte’s previous experience includes: serving as executive vice president of Fonterra Co-operative Group, Ltd., and chief executive officer of Fonterra Enterprises (Fonterra, based in New Zealand, is a global dairy company); previously, Mr. Toeldte served in various capacities with Fletcher Challenge Limited Group (formerly one of the largest companies in New Zealand with holdings in paper, forestry, building materials, and energy), including as chief executive officer of Fletcher Challenge Building and as chief executive officer of Fletcher Challenge Paper, both of which were publicly traded units of the Fletcher Challenge Limited Group; and Mr. Toeldte served as a partner at McKinsey & Company in Toronto, Brussels, Montreal, and Stockholm. Mr. Toeldte is the vice chairman of the board of directors of the American Forest and Paper Association (AF&PA).

Education

¡	Economics, Albert-Ludwigs-Universität, Freiburg, Germany

¡	M.B.A., McGill University, Montreal, Canada

Current public company directorships, other than Boise Inc.

None

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and skills that led our board to conclude Mr. Toeldte should serve as a director of the company

¡	Previous experience as chief executive officer of a publicly traded company

¡	Previous experience as board chair of a publicly traded company

¡	Extensive international business experience across a wide variety of industries

¡	Extensive experience in capital-intensive industries

¡	Management consulting experience

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Jason G. Weiss, 41

Mr. Weiss has served as a director of the company since its inception in 2007. Mr. Weiss serves on our board as a designee of the Aldabra Majority Holders (as defined in the Investor Rights Agreement).

Business Experience

Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC since June 2009. Terrapin Palisades Ventures, LLC is a private investment company and is also a general partner of the Terrapin-Fabbri Management Company LLC, which serves as the general partner of several agricultural investment partnerships. In June 2009, Mr. Weiss sold his interest in Terrapin Partners, LLC, Terrapin Asset Management, LLC, and TWF Management Company LLC, all private equity and asset management companies in which he had been a managing member and the co-founder since 1998. From 2004 to 2006, he was chief executive officer of Aldabra Acquisition Corporation, a publicly traded blank check company, which merged with Great Lakes Dredge & Dock Company in 2006. During 2004, Mr. Weiss served as a managing member of American Classic Sanitation LLC. From 1999 to 2000, he served as the chief executive officer and executive vice president of strategy of PaperExchange.com. During 1998 and 2000, Mr. Weiss served as a managing member of e-STEEL LLC.

Education

¡	B.A., University of Michigan (with Highest Distinction)

¡	J.D., Harvard Law School (cum laude)

Current public company directorships, other than Boise Inc.

¡	Great Lakes Dredge & Dock Company – global provider of dredging services and commercial and industrial demolition services (Mr. Weiss serves as chair of Great Lakes’ compensation committee)

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and skills that led our board to conclude Mr. Weiss should serve as a director of the company

¡	Extensive experience with private equity and asset management companies

¡	Previous experience as chief executive officer in a variety of industries

¡	Legal expertise

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Proposal No. 2 – Consideration of an Advisory Vote on Our Executive Compensation Program

We are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our executives.

Our compensation philosophy is designed to align each executive’s compensation with our short- and long-term performance and to provide the compensation and incentives needed to attract, motivate, reward, and retain key executives who are crucial to achieving our business goals. We seek to provide an executive compensation package that is strongly tied to our overall financial performance and that aligns executive and shareholder interests. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture.

Our executive compensation decisions over the last 12 months demonstrate our commitment to align executive compensation with company performance and shareholder interests. Some of our highlights include:

¡	Our total shareholder return for 2010, including a $0.40 per share special dividend, was 57%.

¡	We delivered strong earnings and excellent operating performance in 2010.

¡	In safety, we achieved a corporate recordable incident rate of 1.17 – beating our target of 1.60.

¡	All of our named executive officers had base salaries within +/- 15% of peer group medians.

¡	The 2010 short-term incentive award criteria were based on cash flow and safety objectives and appropriately resulted in above-target annual incentive compensation for our named executive officers.
¡	Our named executive officers did not receive a regular long-term incentive award in 2010.

¡	We adopted stock ownership guidelines for our directors and elected officers.

¡	We eliminated the financial counseling allowance for our elected officers effective April 2011.

¡	We recently adopted an executive compensation recovery policy.

Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

Our board of directors has determined the best way to allow shareholders to vote on our executive compensation is through the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders’ preferences and take them into account in making future determinations concerning our executive compensation program.

Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the overall executive compensation policies and procedures employed by us for our named executive officers.

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Proposal No. 3 – Consideration of an Advisory Vote on the Frequency of Advisory Votes on Our Executive Compensation Program

In addition to the nonbinding advisory approval of a resolution approving our executive compensation program, we also seek your input with regard to whether we should hold a nonbinding advisory vote on our executive compensation program every one, two, or three years. We ask you to support a frequency period of every three years (a triennial vote) for future advisory votes on our executive compensation program. We believe this is the best approach for our company for the following reasons:

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We welcome shareholder input regarding our executive compensation program – We have an excellent record of shareholder engagement. We welcome your input on any matter, including our executive compensation program. Shareholders who wish to provide input or have preferences regarding our executive compensation program during the interval period between advisory votes are encouraged to bring their specific preferences to our attention. We believe our outreach to shareholders, and our shareholders’ ability to contact us at any time to express specific views on all matters, holds us accountable and reduces the value of more frequent advisory votes.

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We will ask for your advisory approval of our executive compensation program more frequently than every three years if we make significant changes to its key elements – Because we appreciate and encourage shareholder input into governance matters, we are committed to seeking shareholder input when we make significant changes to our executive compensation program, even if this results in asking for an advisory vote more often than every three years.

¡	We have designed our executive compensation program to support long-term value creation, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to long-term performance – As described in the Compensation Discussion and Analysis section in this proxy statement, one of the core principles of our executive compensation program is to ensure the alignment of management and shareholder interests to support long-term value creation. Significant elements of our compensation program are based on multi-year performance and utilize multi-year vesting periods to encourage focus on long-term performance. Currently, our long-term equity awards are based generally on a three-year performance cycle. A triennial vote would allow us to evaluate our executive compensation program over a similar timeframe.

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A triennial vote will allow us to respond thoughtfully to your feedback – We believe a triennial vote is an appropriate frequency to provide sufficient time to respond thoughtfully to shareholder input. It also allows us to implement any necessary changes in a manner that does not interfere with the motivation and retention of our employees.

Your vote is important to us. The proxy card provides you with the opportunity to choose among four options (holding the advisory vote every 3 years, 2 years, 1 year, or abstaining); therefore, you will not be voting to approve or disapprove the board’s recommendation. Although this advisory vote is nonbinding, the compensation committee and our board of directors will consider our shareholders’ preferences and take them into account in making future determinations concerning the frequency of advisory votes on our executive compensation program.

Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the selection of a frequency period of 3 YEARS to conduct future advisory votes on our executive compensation program.

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Proposal No. 4 – Ratification of KPMG LLP as Our Independent Registered Public Accounting Firm for 2011

The audit committee of our board of directors is responsible for the engagement of our independent auditor and appointed KPMG LLP (KPMG) in that capacity effective February 23, 2011.

Although ratification is not required by our Bylaws or otherwise, our board of directors is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The audit committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our shareholders’ vote. Even if the selection of KPMG is ratified, the audit committee may change the appointment at any time during the year if it determines a change would be in the best interests of the company and our shareholders.

Representatives of KPMG will be present at our annual shareholders’ meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

For information on the services KPMG has provided for us, please refer to the Fees Paid to KPMG section in this proxy statement.

Our board of directors unanimously recommends shareholders vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2011.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines (the Guidelines) to assist the board in exercising its responsibilities. The Guidelines reflect our board’s commitment to monitor the effectiveness of policy and decision making, both at the board and management levels. Our board of directors believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, or our Certificate of Incorporation or Bylaws. Our board of directors may modify the Guidelines from time to time on the recommendation of the governance committee and as deemed appropriate by our board of directors.

You may view a complete copy of the Guidelines by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Governance Guidelines.

Director Independence

Our directors believe board independence is crucial and is the key for the board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.

We list our common stock and other securities on the New York Stock Exchange (NYSE). The NYSE rules require that a majority of our directors be independent from management. For a director to be independent under the NYSE’s rules, our board must determine affirmatively that he or she has no material relationship with us.

To assist in making this determination, our board adopted the NYSE’s independence standards. For purposes of these standards, we include Boise Inc. and our subsidiaries. An immediate family member includes a spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

A director is not independent if:

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He or she is, or has been within the last three years, or an immediate family member is, or has been within the last three years, one of our executive officers (consistent with NYSE interpretative guidance, a director’s prior service as a nonemployee officer of a special purpose acquisition company (SPAC) will not preclude the board from finding the director is independent, as long as the director served as an officer without compensation and resigned his or her position as a SPAC officer upon the acquisition of the operating company);

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He or she has received, or an immediate family member has received, during any 12-month period during the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees or deferred compensation for prior service;

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He or she is a current partner or employee of our external auditing firm or he or she has an immediate family member who is a partner of such firm; he or she has an immediate family member who is a current employee of such firm and works personally on our audit; or he or she or an immediate family member was a partner or employee of such firm and worked personally on our audit during the last three years;

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He or she or an immediate family member is, or has been within the last three years, employed as an executive officer by another company whose compensation committee includes one or more of our present executive officers;

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He or she is a current employee, or an immediate family member is a current executive officer, of a company that makes payments to or receives payments from us for property or services, which in any fiscal year exceed 2% or $1 million, whichever is greater, of the other company’s consolidated gross revenues; and

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He or she is an executive officer of a tax-exempt organization for which our contributions in any of the three preceding years exceeded 2% or $1 million, whichever is greater, of the organization’s consolidated gross revenues for such year.

In addition, for purposes of serving on the audit committee, the director may not:

¡	Have accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from us, other than compensation for service as a director; and

¡	Be an “affiliated person” of the company, as the SEC defines that term.

Our board will determine the independence of any director who has a relationship with us that these standards do not cover. These standards are listed in the Guidelines, and you may view them by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Governance Guidelines.

Our board has determined that Messrs. Albert, Berger, Goldman, Leight, Lenz, and Weiss are independent directors as defined under the NYSE’s listing standards. These directors constitute a majority of our board of directors. In making their determination, our board considered the relationships disclosed in the Related-Person Transactions section in this proxy statement.

Our board of directors and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees.

Board and Committee Matters

Communications with Our Board of Directors

You may contact our board of directors by writing to them in care of our corporate secretary at the address shown below or by emailing them at the email address shown below. All correspondence will be referred to the chair of our board, who is not a member of management. Copies of all complaints or concerns are forwarded to our general counsel and corporate secretary.

Boise Inc.

Attention: Corporate Secretary

PO Box 990050

Boise, ID 83799-0050

Email: directors@boiseinc.com

Board Leadership Structure

Since our inception, the Guidelines have provided that our chief executive officer may not serve concurrently as the chair of our board of directors. Accordingly, we separate our board chair and chief executive officer positions. Mr. Albert, a nonemployee director, serves as our independent board chair, and Mr. Toeldte serves as our chief executive officer. We believe separating the roles of board chair and chief executive officer improves the board’s oversight of our management and risk.

Role of Board of Directors in Our Risk Management Processes

We have well-developed processes and structures in place to manage our key strategic, operational, financial, and compliance risks. While our entire board of directors is responsible for monitoring and evaluating the risks we face and our risk management processes, our board has delegated the oversight of this responsibility to the audit committee. We utilize the following risk management processes:

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Enterprise Risk Management Dashboard – Our enterprise risk management effort includes a COSO-based framework for identifying and assessing key strategic, operational, financial, and compliance risks. We have assigned each key risk to an executive risk owner who is responsible for ongoing risk assessment and management. On a semi-annual basis, the management team completes a formal assessment of enterprise risk. This assessment includes identification of new risks we face, reassessment of known risks, and assessment of our risk response activities and controls. A product of this process is an enterprise risk management dashboard that is used to report the results to the board;

¡	Management of Major Risks – The most critical risk areas we face are reviewed in depth with our board;

¡	Strategic Planning Processes – Our annual strategic planning and budgeting process includes identification of risks and a sensitivity analysis, which is reviewed with our board;

¡	Derivative Risk Management – We maintain a derivative risk committee and processes, and we review derivative/hedging activity with our board several times each year;

¡	Compliance Risk – Risk factors required to be disclosed in our SEC filings are reviewed with our board; and

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Internal Audit – Our internal audit department annually develops a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department maintains a high level assessment of risks and controls for key operations, functions, processes, applications, and systems within the company. The audit committee meets a number of times each year with our senior internal auditing executive.

We also have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively. These assurance activities include, but are not limited to, corporate legal audits, corporate security, environmental audits, and safety audits.

Risk Analysis of Employee Compensation Policies and Practices

We reviewed our compensation policies and practices for our employees and determined these policies and practices were not reasonably likely to have a material adverse effect on the company. Specifically, we determined that our practices do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

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None of our businesses presents a high risk profile in that a very large percentage of our revenues and income is derived from commodity products (paper and packaging) sold at established or indexed commodity prices;

¡	No single business unit carries a significant portion of our risk profile;

¡	No single operating unit is significantly more profitable than others on a consistent basis (although profitability varies from year to year depending on commodity pricing);

¡	Our incentive pay structure rewards results that benefit us in both the short- and long-term (i.e., short-term incentives are not paid out at the expense of long-term shareholder value);

¡	Our incentive pay program has both minimum and maximum caps designed to take into account short- and long-term affordability measures;

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¡	The compensation committee reserves the right to reduce or eliminate any awards, in its discretion, with respect to our short-term incentive pay program;

¡	We recently adopted an executive compensation recovery policy; and

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With the implementation of our executive compensation recovery policy and stock ownership guidelines, our executive compensation program does not encourage our management to take unreasonable risks relating to the business.

Executive Sessions

Our board of directors and each of our committees regularly meet in executive sessions outside the presence of management. Mr. Albert, our board chair, presides over the executive sessions of our board of directors, and each committee chair presides over the executive sessions of their respective committee.

2010 Overall Meeting Attendance Rates

During 2010, our board of directors met 16 times, which included attendance at our annual shareholders’ meeting. In addition to meetings of the full board and attendance at our annual shareholders’ meeting, our directors also attended 28 meetings of board committees. Our directors had an overall attendance rate of 91%. All of our incumbent directors attended at least 75% of the meetings of the board and the committees on which they served.

While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual shareholders’ meeting.

Committees

Our board of directors has established the following five standing committees:

Executive Committee

Audit Committee

Compensation Committee

Governance Committee

Nominating Committee

The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our board of directors.

You may view copies of our committee charters by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.

Executive Committee

Committee Members:

Carl A. Albert, committee chair

Jonathan W. Berger

Jack Goldman

Alexander	Toeldte

2010 Committee Meetings: None

2010 Committee Meeting Attendance Rate: N/A

The executive committee of our board of directors is responsible for:

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Exercising all the powers and authority of our board of directors in the management of our business and affairs, subject to the direction of our board of directors and subject to the limitations under Section 141(c) of the Delaware General Corporation Law.

You may view a copy of our executive committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.

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Audit Committee

Committee Members:

Jonathan W. Berger, committee chair

Carl A. Albert

Jack Goldman

Heinrich R. Lenz

All members of the audit committee are independent as defined under the NYSE’s listing standards. Our board of directors has determined that Mr. Berger is an “Audit Committee Financial Expert” under the SEC’s definition.

2010 Committee Meetings: 4

2010 Committee Meeting Attendance Rate:

Jonathan W. Berger	75%
Carl A. Albert	100%
Jack Goldman	100%
Heinrich R. Lenz	100%

The audit committee of our board of directors is responsible for:

¡	Selecting the independent auditor;

¡	Approving the overall scope of the audit;

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Annually reviewing the independent auditor’s formal written statement describing its internal quality-control procedures, any material issues raised by such review and steps taken to deal with such issues, all relationships between the auditors and the company, and the independence of the auditors;

¡	Establishing clear hiring policies for employees or former employees of the external auditors;

¡	Preapproving all audit services and nonaudit services to be performed for us by the independent auditors;
¡	Annually obtaining from the independent auditors a formal written statement of fees billed for audit and nonaudit services rendered by the independent auditors for the most recent fiscal year;

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Providing oversight of our accounting and financial reporting principles, policies, controls, procedures, and practices and reviewing significant changes as suggested by the independent auditors or management;

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Discussing the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal and regulatory requirements, with management and the independent auditor;

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Recommending to our board of directors the inclusion of our audited financial statements in our annual report on Form 10-K and ensuring the independent auditors have fulfilled their responsibilities under AICPA SAS 61 “Communication with Audit Committees;”

¡	Annually preparing a report to be included in our proxy statement, as required by SEC rules, and submitting such report to our board of directors for approval;

¡	Discussing with management and the independent auditor, as appropriate, earnings press releases and other financial information provided to the public;

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Discussing with management and/or our general counsel any legal matters that may have a material impact on our financial statements or that might require disclosure in our financial statements and any material reports or inquiries from regulatory or governmental agencies;

¡	Reviewing with management the appointment and replacement of the senior internal auditing executive and annually evaluating his or her performance;

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¡	Reviewing with the senior internal auditing executive the significant reports to management prepared by the internal auditing department and management’s responses;

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Reviewing with the senior internal auditing executive, the independent auditor, and management the internal audit department responsibilities, budget, and staffing and the internal audit plan for the coming year;

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Establishing procedures for the receipt, retention, and treatment of complaints from our employees on accounting, internal controls, or auditing matters and for confidential, anonymous submissions by our employees of concerns regarding questionable accounting or reporting matters;

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Discussing with management our overall risk assessment and risk management policies and reviewing with our board of directors management’s effectiveness in identifying and managing key business risks facing the company;

¡	Meeting separately with management, the corporate audit staff, and the independent auditor;

¡	Handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time; and

¡	Reporting regularly to the full board of directors.

You may view a copy of our audit committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.

Compensation Committee

Committee Members:

Jonathan W. Berger, committee chair

Carl A. Albert

Jack Goldman

Heinrich R. Lenz

Jason G. Weiss

All members of the compensation committee are independent as defined under the NYSE’s listing standards.

2010 Committee Meetings: 11

2010 Committee Meeting Attendance Rate:

Jonathan W. Berger	88%
Carl A. Albert	100%
Jack Goldman	100%
Heinrich R. Lenz	100%
Jason G. Weiss*	N/A

*	Mr. Weiss was appointed to serve on the compensation committee of our board of directors effective March 1, 2011.

The compensation committee of our board of directors is responsible for:

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Reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and annually evaluating the chief executive officer’s performance in light of those goals and objectives;

¡	Reviewing and approving the compensation and incentive opportunities of our elected officers;

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¡	Reviewing and approving employment agreements, severance arrangements, change-in-control arrangements, and other similar arrangements between the company and our elected officers;

¡	Annually reviewing our compensation programs as they affect all employees;

¡	Reviewing executive succession plans for business and staff organizations;

¡	Producing an annual report on executive compensation for inclusion in our proxy statement; and

¡	Handling such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

You may view a copy of our compensation committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.

Governance Committee

Committee Members:

Jack Goldman, committee chair

Carl A. Albert

Jonathan W. Berger

Jason G. Weiss

All members of the governance committee are independent as defined under the NYSE’s listing standards.

2010 Committee Meetings: 6

2010 Committee Meeting Attendance Rate:

Jack Goldman	100%
Carl A. Albert	100%
Jonathan W. Berger	100%
Jason G. Weiss	100%

The governance committee of our board of directors is responsible for:

¡	Annually reviewing and recommending director compensation and benefits;

¡	Recommending to our board of directors the response to any shareholder proposal we receive;

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Developing and recommending to our board of directors for approval corporate governance guidelines and a code of ethics applicable to our directors, officers, and employees and reviewing the effectiveness of such guidelines and code of ethics at least annually and recommending changes as necessary;

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Developing and recommending to our board of directors for approval an annual self-evaluation process of our board of directors and its committees and annually overseeing the self-evaluations and reporting the findings to our board of directors; and

¡	Reviewing and evaluating our board of directors’ criteria for director eligibility and recommending to our board of directors guidelines for determining director independence.

You may view a copy of our governance committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.

Nominating Committee

Committee Members:

Carl A. Albert, committee chair

Jonathan W. Berger

Nathan D. Leight

All members of the nominating committee are independent as defined under the NYSE’s listing standards.

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2010 Committee Meetings: 6

2010 Committee Meeting Attendance Rate:

Carl A. Albert	100%
Jonathan W. Berger	100%
Nathan D. Leight*	80%

*	Mr. Leight was appointed to serve on the nominating committee of our board of directors effective January 22, 2010. Consequently, he served for only five of the six nominating committee meetings held in 2010.

The nominating committee of our board of directors is responsible for:

¡	Identifying and recommending for election individuals who meet the criteria our board of directors has established for board membership; and

¡	Reviewing the committee structure of our board of directors and recommending for our board of directors’ approval the composition of each committee.

You may view a copy of our nominating committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.

Special Committee

Committee Members:

Carl A. Albert

Nathan D. Leight

Alexander Toeldte

2010 Committee Meetings: 1

2010 Committee Meeting Attendance Rate:

Carl A. Albert	100%
Nathan D. Leight	100%
Alexander Toeldte	100%

This specially appointed committee was responsible for approving the final terms of our $300,000,000 senior notes offering.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

D irector Selection Process

Our board of directors is responsible for selecting the nominees for election to our board. The nominating committee, after consultation with our board chair and the receipt of any nominee recommendations from other directors and/or shareholders, is responsible for identifying and recommending to our board of directors qualified candidates to be nominated for election as directors at our annual shareholders’ meeting or to be appointed by our board to fill vacancies occurring between annual shareholders’ meetings. The invitation to join our board of directors is extended by our board of directors through our board chair.

Suitability of Candidates

In evaluating the suitability of candidates, our board of directors and nominating committee consider many factors, including a candidate’s:

¡	General understanding of elements relevant to the success of a publicly traded company in the current business environment;

¡	Understanding of our business; and

¡	Educational and professional background.

Our board of directors and nominating committee also consider a candidate’s judgment, competence, anticipated participation in board activities, experience, geographic location, and special talents or personal attributes. The composition of our board of directors should encompass a broad range of skills, expertise, knowledge, and diversity. When evaluating the suitability of an incumbent director for nomination for reelection, our board of directors and nominating committee also consider the director’s past performance, including

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attendance at meetings and participation in and contributions to the activities of our board of directors, as well as the director’s ability to make contributions after any significant change in circumstances (including changes in employment or professional status).

Consideration of Diversity in Nomination Process

Our current board has a rich mixture of educational, professional, and experiential diversity. As opportunities to appoint new directors become available in the future, our board of directors will make gender, racial, ethnic, and global diversity a high priority for director recruitment.

Shareholder Nominations for Directors

The nominating committee has not adopted a written policy regarding shareholder nominations for directors. In accordance with our Bylaws, however, the nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year’s Proxy Statement section in this proxy statement). We did not receive any shareholder nominations or recommendations for director in connection with our 2011 annual shareholders’ meeting.

Board and Committee Evaluations

Our directors perform an annual self-evaluation of our board of directors, its committees, and each individual director. These evaluations assess the overall effectiveness of our board of directors. The governance committee reviews the directors’ responses and provides the full board with a summary. The purpose of the evaluation is to increase the effectiveness of our board, its committees, and its directors.

Code of Ethics for Our Board of Directors

Our board of directors adopted a Code of Ethics that applies not only to our directors but also to all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we will disclose the amendment or waiver by posting the required information on our website.

You may view a copy of our Code of Ethics by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Code of Ethics.

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Director Compensation

Employee board members do not receive compensation for their service on our board of directors. Nonemployee board members are entitled to receive the following compensation for their board service:

¡	Annual cash retainer;

¡	Annual committee membership fees;

¡	Annual equity award; and

¡	Reimbursement for travel and other expenses incurred in connection with their duties.

The governance committee annually reviews our director compensation and recommends changes, if any, to our board of directors. The compensation committee oversees the administration of the director compensation plans.

2010 Director Fees

In 2010, our nonemployee directors (with the exception of Messrs. Norton and Souleles, who declined to receive compensation) received the following compensation for their board service:

Director Fees	2010

Director Fees (Annual):
Cash Retainer	$50,000
Equity Award	$100,000
Board Chair Equity Award (1)	$250,000

Committee Chair Fees (Annual):
Audit	$25,000
Compensation	$20,000
Other Committees	$8,000

Nonchair Committee Membership Fees (Annual):
Audit	$17,500
Compensation	$15,000
Other Committees	$5,000

(1)	This equity award was in addition to the cash retainer, committee chair and nonchair committee membership fees, and the $100,000 regular equity award.

2010 Director Equity Awards

We believe our director compensation should encourage ownership of the company’s stock. In light of that goal, on March 15, 2010, our nonemployee directors (with the exception of Messrs. Norton and Souleles, who declined to receive compensation) received service-condition vesting awards of restricted stock (2010 Director Restricted Stock), as shown in the following table:

Name	2010 Director Restricted Stock (#)

Carl A. Albert (1)	64,103
Stanley R. Bell (2)	18,315
Jonathan W. Berger (1)	18,315
Jack Goldman (1)	18,315
Nathan D. Leight (1)	18,315
Heinrich R. Lenz (1)	18,315
Matthew W. Norton (3)	—
Thomas S. Souleles (3)	—
W. Thomas Stephens (2)	18,315
Jason G. Weiss (1)	18,315

(1)	The 2010 Director Restricted Stock awarded to Messrs. Albert, Berger, Goldman, Leight, Lenz, and Weiss vested in full on March 15, 2011.

(2)	Messrs. Bell and Stephens resigned from our board of directors effective April 29, 2010. Pursuant to the terms of their restricted stock award agreements, their 2010 Director Restricted Stock awards were prorated, with each receiving 2,309 shares and forfeiting 16,006 shares.

(3)	In 2010, Messrs. Norton and Souleles declined to receive compensation (both cash and equity) for their service on our board of directors. Accordingly, Messrs. Norton and Souleles did not receive a 2010 Director Restricted Stock award. Messrs. Norton and Souleles resigned from our board of directors effective January 22, 2010, and February 18, 2010, respectively.

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2011 Director Fees

Our board of directors has approved the following compensation for board service in 2011:

Director Fees	2011

Director Fees (Annual):
Cash Retainer	$75,000
Equity Award	$100,000
Board Chair Equity Award (1)	$250,000

Committee Chair Fees (Annual):
Audit	$25,000
Compensation	$20,000
Other Committees	$8,000

Nonchair Committee Membership Fees (Annual):
Audit	$17,500
Compensation	$15,000
Other Committees	$5,000

(1)	This equity award is in addition to the cash retainer, committee chair and nonchair committee membership fees, and the $100,000 regular equity award.

2011 Director Equity Awards

Upon recommendation of the governance committee, our board of directors approved 2011 equity awards in the form of restricted stock for each nonemployee director valued at $100,000. Mr. Albert also received a $250,000 annual board chair equity award. The number of restricted stock shares awarded to each nonemployee director was determined by dividing $100,000 ($350,000 in the case of Mr. Albert) by our closing stock price on March 15, 2011($8.55 per share). These restricted stock awards are service-condition vesting awards, vesting in full on March 15, 2012.

Name	2011 Director Restricted Stock (#)

Carl A. Albert	40,936
Jonathan W. Berger	11,696
Jack Goldman	11,696
Nathan D. Leight	11,696
Heinrich R. Lenz	11,696
Jason G. Weiss	11,696

Directors Deferred Compensation Plan

We maintain a “nonqualified” Deferred Compensation Plan offered to our nonemployee directors. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to reinvest a portion of their cash compensation in the company’s overall business performance.

Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on our board of directors.

None of our directors elected to defer their cash compensation in 2010 or 2011 under this plan.

No changes are expected to be made to this plan in 2011.

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Director Compensation Table

The following Director Compensation Table presents compensation information for each of our current and former nonemployee directors for the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)

Carl A. Albert	$ 103,500	$ 350,000	$ —	$ 453,500
Stanley R. Bell (4)	13,567	100,000	—	113,567
Jonathan W. Berger	107,333	100,000	703	208,036
Jack Goldman	95,500	100,000	—	195,500
Nathan D. Leight	54,708	100,000	—	154,708
Heinrich R. Lenz (5)	68,596	100,000	—	168,596
Matthew W. Norton (6)	—	—	—	—
Thomas S. Souleles (6)	—	—	—	—
W. Thomas Stephens (4)	21,429	100,000	—	121,429
Jason G. Weiss	54,333	100,000	—	154,333

(1)	The amounts reported reflect cash payments made in 2010 to our current and former directors for annual retainer and committee chair and nonchair committee membership fees.

(2)	2010 Director Equity Awards – On March 15, 2010, Mr. Albert was awarded, at no cost, 64,103 shares of restricted stock, and Messrs. Bell, Berger, Goldman, Leight, Lenz, Stephens, and Weiss were each awarded, at no cost, 18,315 shares of restricted stock under the Boise Inc. Incentive and Performance Plan. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These 2010 director equity awards were service-condition vesting awards. For further information on these 2010 director equity awards, please refer to the 2010 Director Equity Awards section in this proxy statement.

(3)	Change in Pension Value – We do not provide our directors with pension benefits.

Nonqualified Deferred Compensation Earnings – None of our current or former nonemployee directors elected to participate in our Directors Deferred Compensation Plan in 2010. The amount reported for Mr. Berger reflects the above-market portion of the interest he earned on compensation he deferred in 2008.

(4)	Messrs. Bell and Stephens resigned from our board of directors effective April 29, 2010. Accordingly, their 2010 cash compensation was for the period January 1, 2010, through April 29, 2010. Pursuant to the terms of their restricted stock award agreements, their 2010 director equity awards were prorated, with each receiving 2,309 shares and forfeiting 16,006 shares.

(5)	Mr. Lenz joined our board of directors effective February 18, 2010. Accordingly, his 2010 cash compensation was for the period February 18, 2010, through December 31, 2010.

(6)	In 2010, Messrs. Norton and Souleles declined to receive compensation (both cash and equity) for their service on our board of directors. Messrs. Norton and Souleles resigned from our board of directors effective January 22, 2010, and February 18, 2010, respectively.

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SECURITY OWNERSHIP

Stock Ownership Guidelines for Our Directors and Elected Officers

In October 2010, our board of directors established company stock ownership guidelines for our directors and elected officers, which are intended to ensure that our directors and elected officers acquire and maintain an equity stake in the company and more closely align their interests with those of our shareholders. These guidelines establish annual retainer or salary-based stock ownership targets for our directors and elected officers and require annual retention of a certain ratio of after-tax profit shares from our equity compensation programs until those targets are met. For further information on our stock ownership guidelines for our directors and elected officers, please refer to the Compensation Discussion and Analysis – Other Highlights section in this proxy statement.

Our Hedging Policy

We have in place a director and officer trading policy, which requires that our directors and officers inform our general counsel of any hedging transactions with respect to the company’s securities, including transactions involving any derivative security relating to the company’s securities. Our general counsel has not been informed of any hedging transactions entered into by any of our directors or officers.

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Beneficial Ownership of Greater Than 5% of Our Outstanding Common Stock

As of March 18, 2011, we had 83,207,315 shares of our common stock issued and outstanding. Based on a review of SEC filings, the following table sets forth, as of March 18, 2011, the actual beneficial ownership of each person owning greater than 5% of our outstanding common stock:

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Amount of Beneficial Ownership (#) (1)	Percent of Class (%) (2)

Joint Filing By (3)
Janus Capital Management LLC (Janus Capital)	10,642,979	12.8%
151 Detroit Street Denver, CO 80206 And
Janus Contrarian Fund (Janus Contrarian)	8,092,795	9.7%
151 Detroit Street Denver, CO 80206

Joint Filing By (4)	8,797,245	9.6%
BAM Opportunity Fund, L.P. (BAM Opportunity)
c/o BAM Capital, LLC
BAM Capital, LLC (BAM Capital)
BAM Management, LLC (BAM Management)
1 Liberty Plaza, 27th Floor New York, NY 10006 And
Ross Berman (R. Berman)
Hal Mintz (H. Mintz)
c/o BAM Capital, LLC 1 Liberty Plaza, 27th Floor New York, NY 10006

Dimensional Fund Advisors LP (Dimensional Fund) (5)	6,173,952	7.4%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

Nathan D. Leight (N. Leight) (6)	4,930,358	5.8%
c/o Boise Inc. 1111 West Jefferson Street, Suite 200 Boise, ID 83702-5388

(1)	Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power, or as to which they have the right to acquire beneficial ownership within 60 days of March 18, 2011.

(2)	Beneficial ownership is calculated based on 83,207,315 shares of our common stock issued and outstanding as of March 18, 2011. The number of shares beneficially owned by a person includes shares of common stock subject to warrants that are currently exercisable or are exercisable within 60 days of March 18, 2011. The shares issuable pursuant to the warrants are deemed outstanding for computing the ownership percent of the person holding the warrants but are not deemed outstanding for computing the ownership percent of any other person.

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(3)	Pursuant to Schedule 13G, Amendment No. 1, dated February 14, 2011, and filed with the SEC on February 14, 2011:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

Janus Capital	10,642,979	—	10,642,979	—
Janus Contrarian	8,092,795	—	8,092,795	—

(4)	Pursuant to Schedule 13G, Amendment No. 1, dated January 13, 2011, and filed with the SEC on January 14, 2011:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

BAM Opportunity	—	8,797,245	—	8,797,245
BAM Capital	—	8,797,245	—	8,797,245
BAM Management	—	8,797,245	—	8,797,245
R. Berman	—	8,797,245	—	8,797,245
H. Mintz	—	8,797,245	—	8,797,245

(5)	Pursuant to Schedule 13G dated February 11, 2011, and filed with the SEC on February 11, 2011:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

Dimensional Fund	6,026,051	—	6,173,952	—

(6)	Pursuant to Form 4 dated March 16, 2011, and filed with the SEC on March 16, 2011:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

N. Leight	4,930,358	—	4,930,358	—

Shares include Mr. Leight’s 1,502,900 warrants, which are currently exercisable but had not been exercised as of March 18, 2011, and 11,696 shares of restricted stock awarded to Mr. Leight on March 15, 2011, as his 2011 director equity award.

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Beneficial Ownership of Our Directors and Executive Officers

As of March 18, 2011, we had 83,207,315 shares of our common stock issued and outstanding. Based on a review of SEC filings, the following table sets forth, as of March 18, 2011, the actual beneficial ownership of our outstanding common stock by:

¡	Each of our directors;

¡	Each of our named executive officers; and

¡	All of our directors and executive officers as a group.

None of these shares are pledged as security for any obligation (such as pursuant to a loan arrangement or agreement or a margin account agreement).

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Amount of Beneficial Ownership (#) (1)	Percent of Class (%) (2)

Carl A. Albert (3)	1,048,492	1.3%
Jonathan W. Berger (4)	365,669	*	%
Jack Goldman (5)	302,469	*	%
Nathan D. Leight (6)	4,930,358	5.8%
Heinrich R. Lenz (7)	30,011	*	%
Jason G. Weiss (8)	2,770,101	3.3%
Alexander Toeldte (9)	1,183,930	1.4%
Robert M. McNutt (10)	69,418	*	%
Robert A. Warren (11)	73,730	*	%
Jeffrey P. Lane (12)	430,940	*	%
Judith M. Lassa (13)	225,030	*	%
All directors and executive officers as a group (15 persons) (14)	11,793,932	13.8%

*	Less than 1%

(1)	Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power, or as to which they have the right to acquire beneficial ownership within 60 days of March 18, 2011.

(2)	Beneficial ownership is calculated based on 83,207,315 shares of our common stock issued and outstanding as of March 18, 2011. The number of shares beneficially owned by a person includes shares of common stock subject to warrants that are currently exercisable or are exercisable within 60 days of March 18, 2011. The shares issuable pursuant to the warrants are deemed outstanding for computing the ownership percent of the person holding the warrants but are not deemed outstanding for computing the ownership percent of any other person.

(3)	Mr. Albert’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Albert’s shares are held as follows: 105,039 shares held directly; 23,800 shares held indirectly by the Albert-Schaefer Trust; and 919,653 shares held indirectly by the Carl A. Albert Trust.

(4)	Mr. Berger’s business address is c/o Great Lakes Dredge & Dock Company, 2122 York Road, Suite 200, Oak Brook, IL 60523. Mr. Berger’s shares are held as follows: 355,669 shares held directly and 10,000 warrants held directly, which are currently exercisable but had not been exercised as of March 18, 2011.

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(5)	Mr. Goldman’s business address is c/o Theodora, Oringher, Miller & Richman, P.C., 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA 90024. Mr. Goldman’s shares are held as follows: 288,669 shares held directly and 13,800 shares held indirectly in an individual retirement account.

(6)	Mr. Leight’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Leight’s shares are held as follows: 3,417,458 shares held directly; 10,000 shares held indirectly in an individual retirement account; and 1,502,900 warrants held directly, which are currently exercisable but had not been exercised as of March 18, 2011.

(7)	Mr. Lenz’s business address is c/o Sun Chemical Corporation, 35 Waterview Boulevard, Parsippany, NJ 07054. Mr. Lenz’s shares are held as follows: 30,011 shares held directly.

(8)	Mr. Weiss’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Weiss’s shares are held as follows: 298,669 shares held directly; 695,699 shares held indirectly by the Jason G. Weiss Revocable Trust; 960,733 shares held indirectly by the Weiss Family Trust; and 815,000 warrants held indirectly by the Jason G. Weiss Revocable Trust, which are currently exercisable but had not been exercised as of March 18, 2011.

(9)	Mr. Toeldte’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Toeldte’s shares are held as follows: 1,143,930 shares held directly and 40,000 shares held indirectly by the Toeldte Family Revocable trust.

(10)	Mr. McNutt’s business address is c/o Greif, Inc., 425 Winter Road, Delaware, OH 43015. Mr. McNutt resigned as our senior vice president and chief financial officer effective December 31, 2010. Pursuant to the terms of Mr. McNutt’s 2008 and 2009 restricted stock award agreements, he forfeited all of his unvested 2008 and 2009 equity incentive plan awards, totaling 490,066 shares, effective January 1, 2011. Mr. McNutt’s remaining 69,418 shares are held as follows: 59,418 shares are held directly and 10,000 shares are held indirectly in Mr. McNutt’s 401(k) account.

(11)	Mr. Warren’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Warren’s shares are held as follows: 73,730 shares held directly.

(12)	Mr. Lane’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Lane’s shares are held as follows: 430,940 shares held directly.

(13)	Ms. Lassa’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Ms. Lassa’s shares are held as follows: 225,030 shares held directly.

(14)	Included in this total amount are 363,784 shares held by our four remaining executive officers shown below. The business address for all of these executive officers is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702.

Samuel K. Cotterell – Mr. Cotterell was elected as our senior vice president and chief financial officer effective January 1, 2011. Mr. Cotterell’s shares are held as follows: 38,876 shares held directly.

Karen E. Gowland – Ms. Gowland is our senior vice president, general counsel and secretary. Ms. Gowland’s shares are held as follows: 234,146 shares held directly.

Robert E. Strenge – Mr. Strenge is our senior vice president and general manager, manufacturing. Mr. Strenge’s shares are held as follows: 84,950 shares held directly.

Bernadette M. Madarieta – Ms. Madarieta was elected as our vice president and controller effective February 1, 2011. Ms. Madarieta’s shares are held as follows: 5,812 shares held directly.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2010, regarding the Boise Inc. Incentive and Performance Plan, under which our equity securities are authorized for issuance. All securities shown in this table had been issued or were available for issuance under the plan. As of December 31, 2010, only restricted stock and restricted stock units had been issued under the plan. Since these awards had no exercise price, no calculation was applicable in column (b).

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by securityholders	5,407,537	$ N/A	8,203,972

Equity compensation plans not approved by securityholders	N/A	N/A	N/A

Total	5,407,537	$ N/A	8,203,972

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EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

Messrs. Albert, Berger, Goldman, Lenz, Souleles, and Stephens served on the compensation committee of our board of directors during 2010. Effective February 18, 2010, Mr. Souleles resigned from our board of directors and the compensation committee, for which he served as chair, and Mr. Berger was appointed to serve as chair of the compensation committee. Effective April 29, 2010, Mr. Stephens resigned from our board of directors and the compensation committee, and Mr. Lenz was appointed to the compensation committee. Effective March 1, 2011, Mr. Weiss was appointed to serve on the compensation committee.

Our board of directors has determined that all members of the compensation committee are independent directors as defined under the NYSE’s listing standards and our Corporate Governance Guidelines.

Compensation Committee Report

Dear Fellow Shareholders:

The compensation committee of the board of directors of Boise Inc. has reviewed and discussed the following Compensation Discussion and Analysis with the company’s management. Based on this review and discussion, the compensation committee has recommended to the company’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted,

The Compensation Committee

Jonathan W. Berger, committee chair

Carl A. Albert

Jack Goldman

Heinrich R. Lenz

Jason G. Weiss

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation practices. Throughout this section, we refer to our named executive officers, who are as follows:

¡	Alexander Toeldte, president and chief executive officer

¡	Robert M. McNutt, former senior vice president and chief financial officer (Mr. McNutt resigned effective December 31, 2010)

¡	Robert A. Warren, executive vice president and chief operating officer

¡	Jeffrey P. Lane, senior vice president and general manager, packaging

¡	Judith M. Lassa, senior vice president and general manager, paper and specialty products

Executive Summary

Executive compensation for 2010 aligned well with the objectives of our compensation philosophy and our business performance.

Working safely, serving our customers with distinction, keeping costs down, and running our operations reliably are the best ways for us to be successful in the marketplace.

Our strong operational and financial performance in 2010 translated to solid returns for our shareholders. Our total shareholder return for the year, including a $0.40-per-share dividend, was 57%. Our net income for 2010 was $62.7 million or $0.75 per diluted share and our 2010 EBITDA excluding special items was the highest since our inception as a public company three years ago.

Safety remains our integral value and is of the highest importance. In 2010, we achieved a corporate recordable incident rate of 1.17 –

beating our target of 1.60. Because we believe each person in the company is accountable for safety, and our named executive officers must set an example for everyone in the company, we base 10% of our annual incentive compensation plan on safety results, measured by recordable incident rate.

In 2010, we based 90% of our short-term incentive compensation plan on financial results because annual performance is key to maximizing long-term shareholder value. We use “incentive cash flow” as the financial metric (EBITDA minus a working capital charge, with a 50% dampener for price) because it focuses officers on both profitability and working capital utilization. We incorporate this 50% dampener on paper prices relative to budget due to the difficulty of predicting prices. We believe this increases focus on more controllable elements and thus provides a more appropriate compensation opportunity.

Boise Inc.’s strong performance in 2010 in both safety and incentive cash flow appropriately resulted in above-target annual incentive compensation payouts for our named executive officers.

We have generated a significant amount of cash flow, and our primary use of capital has been to pay down debt. Since our inception, we have reduced our net debt by $482 million – a 44% reduction. In recognition of our continued strong earnings performance and robust cash position, our board of directors approved a special cash dividend of $0.40 per share paid out on December 3, 2010, to shareholders of record at the close of business on November 17, 2010. This was one step in our goal of providing strong returns to our shareholders. We also intend to create shareholder value through operational excellence, disciplined capital allocation, and targeted growth.

This is the second year of strong financial performance for the company, and our share price performed well in 2010. We did not, however, provide an annual long-term incentive compensation award to our named executive

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officers in 2010 because of the multi-year award that was granted in 2009. In 2009, our share price was extremely depressed and, thus, trying to provide an equity award based on a market-competitive economic value would have resulted in substantial dilution. The compensation committee decided to provide an equity award to all officers and senior management participating in the long-term incentive program equal to 5% of the company’s outstanding shares in the aggregate, which equity award totaled 3,864,000 shares. Our named executive officers at the time of award received 54.6% of the total amount of these equity awards. Because our share price at the time of these equity awards was historically low, the compensation committee believed these awards would serve as a multi-year award and provide strong upside potential. Given the share price performance that followed the 2009 long-term incentive compensation award, and the intention that the award serve as a multi-year award, the compensation committee determined that an additional long-term incentive award was not warranted for 2010.

The compensation committee asked Frederic W. Cook & Co., Inc. (Cook & Co.), the firm it retained in mid-2010 (see page 40 for more information), to provide it with an analysis of the value of the 2009 awards to help assist the compensation committee in its decision on the size and structure of the 2011 awards. Cook & Co. agreed that the 2009 awards could be considered front-loaded, multi-year awards. To continue to account for the size of the 2009 awards, Cook & Co. recommended the company provide for a long-term incentive award in 2011 that is structured to deliver target value between 50% and 100% of a fully competitive award for the year. The compensation committee agreed to a three-quarters fully competitive award for 2011. Cook & Co. recommended that, beginning in 2011, the company provide annual equity awards for the company’s senior managers for the following reasons:

¡	Maintain retention effectiveness on a continuous basis;
¡	Ease pressure on performance goal setting for performance shares;

¡	Allow executives to build a portfolio of exercise prices for stock options;

¡	Provide more transparency to executives; and

¡	Align the company’s long-term incentive program with typical market practice.

While we delivered strong results in 2009 and 2010, we must maintain our focus. At the same time, we need to create challenging opportunities for our people – including our senior leaders – and ensure they are learning and taking on new responsibilities so that we have an effective and well-rounded team. To that end, we promoted Robert A. Warren to executive vice president and chief operating officer of the company effective November 1, 2010. In his new role, Mr. Warren will provide leadership for all our business units. Mr. Warren’s promotion will strengthen the management team and enable our CEO to enhance his focus on strategy and future growth. Commensurate with these new responsibilities, we provided Mr. Warren with an off-cycle equity award. He was, thus, our only named executive officer to receive an equity incentive award in 2010.

A critical component of being successful as an industrial company is to run efficiently and keep costs low. At Boise, we have engaged in many projects to drive down both our variable input and fixed costs. Variable input costs include fiber, energy, and chemicals used in the manufacture of our packaging and paper products. Key cost reduction initiatives are focused on reducing consumption of these items and finding substitutes for traditional chemicals we use to produce our products.

Because different officers have influence over different operational and financial variables, we are incorporating an individual performance component into our 2011 short-term incentive plan. This will allow more robust, specific, and measurable goals for each of our officers. The

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individual component will be at 25%, with incentive cash flow at 65%, so that we continue to have sharp focus on financial results and the importance of working as a team. Safety will remain at 10% in 2011. For officers’ individual components, the goals will be set by the CEO with consultation and review by the compensation committee. The compensation committee will work with the CEO to set his goals.

Other Highlights

¡	We recently adopted an executive compensation recovery policy.

¡	We eliminated the financial counseling allowance for our elected officers effective April 2011.

¡	We do not have single-trigger change of control agreements, and the agreements do not contain gross-up provisions.

¡	We did not provide 2010 annual salary increases to all officers but only to officers whose annual compensation was below the 50th percentile of market.

¡	We froze our defined benefit pension plan in 2009. For those officers who had a Supplemental Pension Plan (SUPP) and/or Supplemental Early Retirement Plan (SERP), these were also frozen.

¡

In October 2010, our board of directors established company stock ownership guidelines for our directors and elected officers, which are intended to more closely align their interests with those of our shareholders. These guidelines establish annual retainer or salary-based stock ownership targets and require retention of a certain ratio of after-tax profit shares from our equity compensation programs until those targets are met.

The stock ownership guidelines for our directors provide that, over time, each director should acquire and maintain stock ownership in the company equal to 7 times his annual cash retainer. In order to achieve this goal, each director is to retain 50% of his after-tax profit shares from our equity compensation programs until achieving stock ownership equal to 5 times his annual cash retainer and then 25% of such after-tax profit shares to reach and maintain the stock ownership target of 7 times his annual cash retainer.

As reflected in the following table, the stock ownership guidelines for our elected officers established three tiers – with one tier for our CEO, a second for our senior vice presidents, and a third for our vice presidents, providing that, over time, each should acquire and maintain stock ownership in the company equal to 6 times, 3 times, and 2 times his or her annual base salary, respectively. In order to achieve these goals, officers are to retain 50% of their after-tax profit shares from our equity compensation programs until their stock ownership equals 4 times, 2 times, and 1 1/2 times their annual base salaries for tiers one, two, and three, respectively, and then 25% of such after-tax profit shares to reach and maintain their stock ownership targets.

Level	Executives	Retention Ratio of After-Tax Profit Shares Prior to Meeting Initial Salary Guideline	Initial Annual Base Salary Multiple Guideline	Retention Ratio of After-Tax Profit Shares After Meeting Initial Salary Guideline	Final Annual Base Salary Multiple Guideline

Tier I	CEO	50%	4x	25%	6x

Tier II	SVPs	50%	2x	25%	3x

Tier III	VPs	50%	1.5x	25%	2x

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Boise Inc. Compensation Philosophy

Our executive compensation program is designed to meet three principal objectives:

¡	Retain and motivate a successful, high functioning team;

¡	Ensure rewards incent the team to deliver results in both the short and long term; and

¡	Attract and retain strong talent in key functions.

Our philosophy is to target salary and short- and long-term incentive compensation at the 50th percentile of the market data. We also, however, take into account each named executive officer’s performance, level of experience, and contributions to the company’s goals and objectives when making final compensation decisions. Boise establishes similar compensation ranges for positions with similar characteristics and scopes of responsibility, including our named executive officer positions, even if such ranges differ somewhat from comparable positions in other companies.

Balancing competitiveness with internal equity helps support management development and movement of talent throughout our operations. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential, and business unit results. This effort also helps us promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

In first quarter 2010, we considered the 50th percentile (median) of market data for the peer group developed in late 2009 by Meridian Compensation Partners, LLC (Meridian), as well as proxy data for that peer group, and general industry survey data when making decisions about base salary and target bonus. We believe taking all this information into account led to a competitive target at which we believe the company can effectively recruit, reward, and retain executive talent. We also took into account the general performance of the economy when making recommendations. Because the long-term incentive award granted in 2009 was intended to serve as a multi-year award, the officers were not given regular 2010 long-term incentive awards.

For 2010, all of our named executive officers had base salaries within the competitive range, which we define as +/- 15% of the median. Bonus targets were also very close to the median. For 2010 long-term incentives, the compensation committee did not rely on the competitive posture, given (1) that no regular long-term incentive awards were made during the year and (2) the multi-year nature of the 2009 awards.

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Compensation Mix

Form of Compensation	Role of Compensation Element

Base Salary	¡ Attracts, retains, and rewards talented officers with annual salary that reflects each officer’s performance, skill set, and value in the marketplace

Annual Short-Term Incentives

¡   Focuses officers on annual corporate financial and safety results, as well as individual contributions to his or her line of business

¡   Enables total cash compensation to remain competitive within the marketplace for executive talent

¡   Links compensation to shareholder interests

Long-Term Incentives	¡ Rewards the delivery of long-term business results that benefit our shareholders ¡ Retains a talented and tenured management team

The key components of our compensation program – base salary, annual short-term incentives, and long-term incentives – have remained substantially the same from the company’s inception in 2008 through much of 2010, with our program chiefly focused on total compensation rather than the mix of compensation components. Our continued focus on total compensation was due, in part, to the legacy compensation programs of our predecessor company. In addition, the uncertain economy and volatility in the equity markets during this period created complexities that made a formulaic approach to compensation mix impractical, if not impossible, to implement.

Our guiding principle is to align our officers’ pay with company performance and, thus, shareholder interests. We also aim to align our compensation program with the marketplace. During late 2010, we began a comprehensive analysis of our compensation philosophy to determine how best to achieve such alignment. Based on this analysis, we adopted the following guidelines:

¡

Target annual base pay at the 50th percentile of the market. We believe this enables us to effectively retain and recruit the talented officers we need to achieve strong financial and operational goals.

¡	Provide at-risk pay opportunities that are linked to achievement of short- and long-term goals that benefit shareholders.

These compensation elements will also be structured so that target payouts are set at the 50th percentile of the market. These short- and long-term incentives comprise a significant portion of each officer’s total compensation opportunity, since they are designed to motivate and reward our officers for maximizing shareholder value.

¡

Long-term performance is the most important measure of our success, as we manage our operations and business affairs for the benefit of our shareholders. We intend to provide long-term incentive compensation opportunities in a mixture of performance-based restricted stock, time-vesting restricted stock, and stock options.

¡

We intend to provide annual incentive compensation opportunities tied to achievement of financial goals. Because we are a manufacturing company, we also link a small portion of at-risk annual pay to the achievement of safety goals. As explained above, in 2011, we are introducing an individual performance component into each officer’s short-term incentive arrangement.

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The following chart reflects the allocation for each named executive officer of compensation awarded in 2010 among long-term incentives, annual short-term incentive pay, and base salary.

As previously noted, a strong financial performance in 2010 led to above-target short-term incentive compensation for our named executive officers. There was no regular long-term incentive award made to officers given the multi-year award made in 2009. However, Mr. Warren received a special long-term incentive award when he was promoted to executive vice president and chief operating officer in 2010.

As evidenced by this 2010 allocation, the actual compensation mix in any given year may vary from targeted levels because compensation recognized from the annual short-term incentive and long-term incentive programs is strongly linked to performance and, thus, is inherently variable. The actual amounts paid will be commensurate with the level of achievement of preestablished financial and performance goals. Thus, when the company achieves these goals, we will reward our officers accordingly under the terms of these programs. Conversely, if the company falls short of achieving its stated goals, payments under these variable programs will decrease commensurate with the level of shortfall.

Base Pay

When determining calendar year 2010 base pay for our CEO and other named executive officers, the compensation committee reviewed calendar year 2009 base pay in relation to the median range of base pay for comparable positions in our peer group and to general industry data provided by Meridian. Based on this review, base pay increases were provided to Ms. Lassa and Messrs. McNutt and Warren.

Short-Term Incentive Compensation Plan

In 2010, we retained our overall short-term incentive plan design. Our named executive officers participate in the same annual incentive plan in which most of our corporate employees participate. The compensation committee maintained the design of our previous years’ plans, including the incentive cash flow and safety metrics and weightings. In the compensation committee’s view, the plan continued to focus our organization on delivering key financial and safety results and was clearly understood by our employees.

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Long-Term Incentive Awards

As described above, the compensation committee did not grant long-term incentive awards to our named executive officers, with the exception of a special award to Mr. Warren upon his promotion to executive vice president and chief operating officer.

Role of Executive Compensation Consultant

The compensation committee regularly reviews compensation paid to officers in other comparable companies to make decisions regarding appropriate compensation levels. In the past, including for its 2010 compensation analysis and benchmarking, the compensation committee used data primarily from Meridian (formerly Hewitt Associates), a widely recognized executive compensation consulting firm, to make these decisions.

Recently, the compensation committee conducted a review of compensation consulting firms and ultimately chose Cook & Co. as its new, independent compensation consultant. Cook & Co. does not provide any other services to Boise other than advisory work on behalf of the compensation committee.

A Cook & Co. representative attends most regularly scheduled meetings of the compensation committee, as well as preparatory meetings with the chair of the compensation committee. Among other tasks assigned by the compensation committee, Cook & Co. typically will:

¡	Conduct an annual executive compensation study using the custom peer group and a general industry survey;

¡	Prepare an annual presentation on the competitiveness of compensation to be paid to the company’s CEO;

¡	Review the compensation committee’s proposed compensation decisions affecting the company’s named executive officers;
¡	Review presentations on officer compensation and benefits to be delivered to the compensation committee; and

¡	Advise the compensation committee of its opinions and conclusions regarding the presentations and issues before the compensation committee.

Cook & Co. will also undertake such other special projects as assigned by the compensation committee. Additionally, Cook & Co. attends executive sessions of the compensation committee as requested by the compensation committee.

Looking forward to 2011, the compensation committee worked with Cook & Co. in 2010 to develop an updated custom peer group to be used for comparison purposes in its compensation analysis.

Role of Management

Management provides data, analyses, input, and recommendations to the compensation committee through our CEO and our vice president of corporate affairs. The compensation committee gives significant weight to our CEO’s evaluation of each named executive officer’s performance and recommendations of appropriate compensation (other than his own).

Data Considerations/Benchmarking and Peer Group Data

Benchmarking for 2010 Compensation

For its 2010 compensation analysis, the compensation committee worked with Hewitt Associates to develop a custom peer group to be used for comparison purposes. The peer group included industry competitors, companies with which we compete for executive talent, and those that share our structural complexity or strategic focus. For the 2010 analysis, the following companies comprised the peer group:

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AptarGroup, Inc.

Avery Dennison Corporation

Bemis Company, Inc.*

Buckeye Technologies Inc.*

Cenveo, Inc.

Domtar Corp.*

Graphic Packaging Holdings Company*

Greif, Inc.

MeadWestvaco Corporation*

Micron Technology, Inc.

Nalco Holding Company

Neenah Paper, Inc.*

Olin Corporation

Packaging Corp. of America*

P.H. Glatfelter Company*

Rayonier Inc.

Rock-Tenn Company*

Schweitzer-Mauduit International, Inc.*

Solutia Inc.

Sonoco Products Company*

Temple-Inland Inc.*

Verso Paper Corp.*

Wausau Paper Corp.*

The compensation committee also requested that Hewitt develop a subset of the custom peer group that included only paper and packaging companies. This subset was created to compare the compensation within the subset of peer companies with the custom peer group as a whole. The subset data was used, along with the entire peer group data, as a benchmark against which we made compensation recommendations for our named executive officers. The companies included in the subset peer group are indicated by an asterisk (*).

In addition to compensation data gathered through the peer group comparisons, we also used a broad Hewitt survey to benchmark compensation for a wide number of positions, including those of our named executive officers. This survey included a general industry group consisting of 93 companies. The median annual revenue for this group was $2.6 billion. The survey used a proprietary methodology for valuing compensation, and it measured, among other things, base salary, short-term cash incentives (actual and targets), and long-term incentives. Hewitt applied a regression analysis to its data to account for variations in company size.

Benchmarking for Compensation Going Forward

As discussed above, for purposes of 2011 compensation, the compensation committee retained Cook & Co. to develop a peer group that satisfies six characteristics of well-constructed peer groups as described below.

Comparable Business Content/Model

Peer companies should operate in similar industries and, to the extent possible, have similar cost structures, business models, and global reach. The stronger these characteristics match, the more the resulting compensation data is robust and meaningful.

Peer Group Company Size

Compensation opportunity levels are strongly correlated to company size. This is because larger companies are typically more complicated to manage and, therefore, require greater experience and technical expertise. For these reasons, it is important to develop a peer frame of comparably sized companies and to avoid those that are substantially larger or smaller. The two most common size determinants for compensation purposes are revenue and market capitalization, although other factors often considered include profitability, assets, and number of employees.

Statistical Reliability

Peer groups should be comprised of between 12 and 20 companies. A peer group consisting of less than 12 companies may not result in a statistically significant number of matches to provide meaningful results or could yield compensation values that are too volatile (particularly at the 25th and 75th percentiles) to aid the company in managing its program on an annual basis.

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Executive Talent Sources

Another critical area to identify is “talent competitors.” These are competitors with which the company competes for talent – either in attracting new employees to the organization or in failing to retain individuals who leave for other opportunities.

Competition for Investor Capital

Expense attributable to executive compensation is one of the most significant, and controllable, components of operating cost. Because compensation expense is a factor in financial performance and resulting margins, it is important to consider companies that shareholders may consider as alternative investment opportunities.

Overall Reasonableness

Taken in isolation, any one peer company may be singled out or criticized as not a “pure” comparison. The critical determination, however, is whether, in totality, the peer group is reasonable and defensible for comparison purposes and whether the resulting compensation information is statistically valid.

When identifying potential peer companies for Boise, Cook & Co. started with an objective set of criteria to filter a large group of companies in related industry and classification sectors down to 40 companies (excluding foreign companies as well as companies trading on pink sheets).

The remaining companies were screened by revenue, which is strongly correlated to compensation levels. Cook & Co. used a broad range of one-third times to three times Boise’s revenue to narrow the group further to 25 companies. The peer companies were then individually selected to best satisfy the peer group selection criteria, based on various factors, including but not limited to, the following:

¡	Analysis of each potential peer company’s business

¡	Industry peers based on analyst reports

¡	Competitors identified in Boise’s annual report on Form 10-K

¡	Other size factors such as market cap, enterprise value, etc.

Cook & Co. then evaluated the 25 companies in Boise’s revenue range and narrowed them down to a proposed peer group of 17 companies; individual company selection was based on the following considerations:

¡	Boise’s competitors as indicated by the company in its 2009 annual report on Form 10-K;

¡	Boise’s competitors as indicated by Hoover’s Online;

¡	Prevalence as an “industry peer” in various (five) analyst reports;

¡	Prevalence in a “peer companies of proposed peers” analysis;

¡	Obtaining an appropriate mix of paper and packaging companies (per each company’s industry classification);

¡	Prevalence in Boise’s current executive compensation peer groups (analyzed only to understand the potential impact of consistency in proxy reporting); and

¡	Company size, in order to create a peer group with summary percentiles that were reasonably aligned with Boise’s revenues, market cap, and enterprise value.

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The 17-company peer group that we will use to benchmark compensation going forward includes:

Bemis Company, Inc.

Buckeye Technologies, Inc.

Clearwater Paper Corporation

Domtar Corporation

Graphic Packaging Holding Company

Greif, Inc.

KapStone Paper and Packaging Corporation

Neenah Paper, Inc.

P.H. Glatfelter Company

Packaging Corporation of America

RockTenn Company

Schweitzer-Mauduit International, Inc.

Smurfit-Stone Container Corporation

Sonoco Products Company

Temple-Inland Inc.

Verso Paper Corp.

Wausau Paper

Deductibility of Performance-Based Compensation

The compensation committee structures and administers our annual and long-term incentive compensation plans and arrangements for our named executive officers to maximize the tax deductibility of the payments as “performance-based” compensation under Section

162(m) of the Internal Revenue Code, to the extent practical. To this end, the compensation committee adopted a bonus pool approach for annual incentive awards to comply with the performance-based exception to the deductibility limitations of Section 162(m), for those officers subject to Section 162(m). The bonus pool was approved by shareholders at the 2010 annual shareholders’ meeting. This pool will be calculated based on performance goals set by the compensation committee each year and will establish the maximum payout each participant can receive. The compensation committee will then assess business and individual performance and determine the actual amount of each participant’s award, using its negative discretion.

Executive Compensation Recovery Policy

In February 2011, the compensation committee of our board of directors adopted the following executive compensation recovery policy:

In addition to any other remedies available to the company (but subject to applicable laws), if the board of directors determines it is appropriate, the company may recover (in whole or in part) any incentive payment, unvested equity award, or other compensation received by any current or former elected officer of the company, including forfeiture of the awards or incentives, to the extent that such incentive payment, equity award, or other compensation is or was, in the sole discretion of the compensation committee, based on any financial result or operating metric impacted by the officer’s knowing or intentional fraudulent or illegal conduct or other wrongful conduct, including gross negligence, detrimental to the company. This policy, which is effective as of February 23, 2011, may be terminated or amended by the board of directors at any time.

The compensation committee will reevaluate and, if necessary, revise this policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC finalizes the rules implementing clawback requirements.

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Compensation Tables

The following Summary Compensation Table presents compensation information for the following five executive officers, who we refer to as our named executive officers elsewhere in this proxy statement:

¡	Alexander Toeldte – Compensation information is presented for the fiscal years ended December 31, 2010, 2009, and 2008, for Mr. Toeldte, our president and chief executive officer.

¡

Robert M. McNutt – Compensation information is presented for the fiscal years ended December 31, 2010, 2009, and 2008, for Mr. McNutt, our former senior vice president and chief financial officer. Mr. McNutt resigned as our senior vice president and chief financial officer effective December 31, 2010.

¡

Robert A. Warren, Jeffrey P. Lane, and Judith M. Lassa – Our three most highly compensated executive officers in 2010 other than Messrs. Toeldte and McNutt were Robert A. Warren, our executive vice president and chief operating officer, Jeffrey P. Lane, senior vice president and general manager of our packaging operations, and Judith M. Lassa, senior vice president and general manager of our paper and specialty products operations. Compensation information is presented for Messrs. Warren and Lane for the fiscal years ended December 31, 2010, 2009, and 2008. Ms. Lassa was not one of our named executive officers in our 2009 and 2008 proxy statements. Accordingly, compensation information for Ms. Lassa is presented only for the fiscal year ended December 31, 2010.

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Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Nonequity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($) (3)

Alexander Toeldte	2010	$800,000	$—	$—	$1,428,800	$1,977	$25,162	$2,255,939
President and Chief Executive Officer	2009 2008	793,940 672,918	— —	412,800 2,398,780	1,319,992 —	2,737 767	25,530 57,359	2,554,999 3,129,824

Robert M. McNutt	2010	413,467	—	—	470,165	55,901	13,197	952,730
Former Senior Vice President and Chief Financial Officer (Resigned 12/31/10)	2009 2008	349,334 296,084	— —	171,355 525,130	377,518 —	39,711 130,693	10,562 2,264	948,480 954,171

Robert A. Warren	2010	365,577	—	360,000	482,461	72,236	15,212	1,295,486
Executive Vice President and Chief Operating Officer	2009 2008	315,247 216,250	— —	124,700 263,341	348,560 —	51,891 202,444	12,587 2,432	852,985 684,467

Jeffrey P. Lane	2010	380,000	—	—	441,142	688	78,849	900,679
Senior Vice President and General Manager, Packaging	2009 2008	377,122 237,500	— 150,000	98,900 624,966	407,548 —	958 232	53,026 65,943	937,554 1,078,641

Judith M. Lassa	2010	322,115	—	—	406,315	154,588	19,822	902,840
Senior Vice President and General Manager, Paper and Specialty Products

(1)	2010 Salary – The 2010 amounts reported for our named executive officers represent salaries paid from January 1, 2010, through December 31, 2010.

2009 Salary – The 2009 amounts reported for Messrs. Toeldte, McNutt, Warren, and Lane represent salaries paid from January 1, 2009, through December 31, 2009.

2008 Salary – The 2008 amounts reported for Messrs. Toeldte, McNutt, and Warren represent salaries paid from February 22, 2008, the closing date of our acquisition of Boise Cascade, L.L.C.’s paper, packaging and newsprint, and transportation assets, through December 31, 2008. The 2008 amount reported for Mr. Lane represents salary paid from April 30, 2008, the date he joined the company, through December 31, 2008.

These amounts include amounts deferred under our Savings Plan and Deferred Compensation Plan. Our Savings Plan is a defined contribution plan intended to be qualified under Section 401(a) of the Internal Revenue Code that contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code. Our Deferred Compensation Plan is a nonqualified savings plan offered to our key employees, including our named executive officers.

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(2)	2010 Bonus – None of our named executive officers received a discretionary bonus in 2010.

2009 Bonus – Messrs. Toeldte, McNutt, Warren, and Lane did not receive a discretionary bonus in 2009.

2008 Bonus – Messrs. Toeldte, McNutt, and Warren did not receive a discretionary bonus in 2008. The 2008 amount reported for Mr. Lane represents a signing bonus he received when he joined the company on April 30, 2008.

(3)	2010 Stock Awards – Our named executive officers did not receive a regular stock award during 2010. However, upon Mr. Warren’s election as our executive vice president and chief operating officer effective November 1, 2010, he was awarded, at no cost, a special service-condition vesting award of 50,000 restricted stock units under our Boise Inc. Incentive and Performance Plan. The amount reported for Mr. Warren’s award reflects the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.

2009 Stock Awards – On March 16, 2009, Messrs. Toeldte, McNutt, and Lane were awarded, at no cost, 960,000; 398,500; and 230,000 restricted stock shares, respectively, under our Boise Inc. Incentive and Performance Plan. Also on March 16, 2009, Mr. Warren was awarded, at no cost, 290,000 restricted stock units under our Boise Inc. Incentive and Performance Plan. These 2009 stock awards were all service-condition vesting awards. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.

2008 Stock Awards – On May 2, 2008, Messrs. Toeldte, McNutt, and Lane were awarded, at no cost, 975,100; 213,400; and 254,000 restricted stock shares, respectively, under our Boise Inc. Incentive and Performance Plan. Also on May 2, 2008, Mr. Warren was awarded, at no cost, 107,000 restricted stock units under our Boise Inc. Incentive and Performance Plan. These 2008 stock awards consisted of a combination of market- and service-condition vesting awards. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amounts reported for the 2008 stock awards and 2008 Total compensation were recomputed in accordance with FASB ASC Topic 718, as required by SEC rules, to facilitate a year-to-year comparison.

(4)	2010 Nonequity Incentive Plan Compensation – On February 18, 2010, the compensation committee of our board of directors approved the 2010 short-term incentive award criteria for our named executive officers pursuant to our Boise Inc. Incentive and Performance Plan. Payments were made to our named executive officers under the 2010 awards because our performance objectives were met.

2009 Nonequity Incentive Plan Compensation – On February 19, 2009, the compensation committee of our board of directors approved the 2009 short-term incentive award criteria for Messrs. Toeldte, McNutt, Warren, and Lane pursuant to our Boise Inc. Incentive and Performance Plan. Payments were made to these officers under the 2009 awards because our performance objectives were met.

2008 Nonequity Incentive Plan Compensation – On April 30, 2008, the compensation committee of our board of directors approved the 2008 short-term incentive award criteria for Messrs. Toeldte, McNutt, Warren, and Lane pursuant to our Boise Inc. Incentive and Performance Plan. No payments were made to these officers under the 2008 awards because our performance objectives were not met.

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(5)	Amounts disclosed in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column include the following:

Name	Year	Change in Pension Value ($) (a)	Nonqualified Deferred Compensation Earnings ($) (b)

Alexander Toeldte	2010	$—	$1,977
	2009	—	2,737
	2008	—	767

Robert M. McNutt	2010	55,901	—
	2009	39,711	—
	2008	130,693	—

Robert A. Warren	2010	71,886	350
	2009	51,891	—
	2008	202,444	—

Jeffrey P. Lane	2010	—	688
	2009	—	958
	2008	—	232

Judith M. Lassa	2010	154,588	—

(a)	Messrs. Toeldte and Lane are not eligible to participate in our pension plans. The amounts reported for Ms. Lassa and Messrs. McNutt and Warren reflect the actuarial increase in the present value of their benefits under all of our pension plans using interest rate and mortality rate assumptions consistent with those used in our financial statements and include amounts these officers may not currently be entitled to receive because such amounts are not vested. For further information on the valuation method and all material assumptions applied in quantifying these amounts, please refer to our 2010 annual report on Form 10-K, Item 8. Notes to Consolidated Financial Statements, Footnote 13, Retirement and Benefit Plans.

(b)	The amounts reported for Messrs. Toeldte, Warren, and Lane reflect the above-market portion of interest they have earned on compensation they have deferred. The above-market portion represents interest on deferred compensation that exceeds 120% of the applicable federal long-term rates, with compounding at the rate that corresponds most closely to the rate under our plan (130% of Moody’s Composite Yields on Corporate Bonds).

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(6)	Amounts disclosed in the All Other Compensation column include the following:

Name	Year	Company Contributions to Savings Plan ($) (a)	Company Contributions to Deferred Compensation Plan ($) (b)	Company-Paid Portion of Executive Officer Life Insurance ($) (c)	Reportable Perquisites ($) (d)

Alexander Toeldte	2010	$13,575	$—	$1,512	$10,075
	2009	6,300	17,718	1,512	—
	2008	—	42,918	300	14,141

Robert M. McNutt	2010	11,685	—	1,512	—
	2009	9,242	—	1,320	—
	2008	1,964	—	300	—

Robert A. Warren	2010	13,220	—	1,992	—
	2009	10,595	—	1,992	—
	2008	1,598	—	834	—

Jeffrey P. Lane	2010	13,495	—	1,992	63,362
	2009	9,155	4,132	1,512	38,227
	2008	—	13,775	354	51,814

Judith M. Lassa	2010	12,275	—	7,547	—

(a)	Our Savings Plan is a defined contribution plan intended to be qualified under Section 401(a) of the Internal Revenue Code that contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

(b)	Our Deferred Compensation Plan is a nonqualified savings plan offered to our key employees, including our named executive officers. Participants in our Deferred Compensation Plan may choose to have matching contributions made under our Deferred Compensation Plan in lieu of receiving matching contributions under our Savings Plan.

(c)	We maintain two plans under which company paid life insurance is made available to our officers:

Salaried Employee Life Insurance Plan – Under our Salaried Employee Life Insurance Plan, we provide, at our expense during each salaried employee’s period of employment, life insurance in an amount equal to the employee’s base salary. All of our salaried employees, including our named executive officers, are covered by this plan.

Supplemental Life Plan – Ms. Lassa is eligible for and participated in our Supplemental Life Plan. This plan is for elected officers who were officers of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to July 31, 2003. The plan provides participants with an insured death benefit during employment and, in limited cases, after retirement. Participants in this plan can purchase a life insurance policy from a designated insurance carrier, with policy premiums to be paid by us as described in the plan. The plan provides the participant with a target death benefit equal to two times his or her base salary while employed by us and a target postretirement death benefit equal to one times his or her final base salary, both of which are less any amount payable under our group term life insurance policy.

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(d)	The 2010 reportable perquisites for our named executive officers are reflected in the following table. Amounts for Ms. Lassa and Messrs. McNutt and Warren are not reported because the total amounts of their 2010 perquisites did not exceed $10,000. Mr. Lane’s 2010 relocation expenses consisted of a relocation allowance, a moving household goods allowance, and closing costs associated with the purchase of his home in Boise, Idaho. None of our named executive officers had any personal use of company-paid aircraft during 2010.

Name	Nonbusiness Memberships ($)	Financial Counseling ($) *	Relocation Expenses ($)

Alexander Toeldte	$5,075	$5,000	$—

Jeffrey P. Lane	5,075	5,004	53,283

*   In 2010, our named executive officers were eligible to participate in our Financial Counseling Program for Officers. This program provided participants up to $5,000 per calendar year for financial counseling services. We eliminated this program effective April 2011.

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Grants of Plan-Based Awards Table

The following table presents information concerning each grant of a nonequity and equity award made to our named executive officers in 2010 under our Boise Inc. Incentive and Performance Plan.

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Future Payouts Under Nonequity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alexander Toeldte
2010 Nonequity Award	—	2/18/10	$240,000	$800,000	$1,800,000	—	—	—	$—
2010 Equity Award	—	—	—	—	—	—	—	—	—

Robert M. McNutt
2010 Nonequity Award	—	2/18/10	78,975	263,250	592,313	—	—	—	—
2010 Equity Award	—	—	—	—	—	—	—	—	—

Robert A. Warren
2010 Nonequity Award	—	2/18/10	81,041	270,135	607,804	—	—	—	—
2010 Equity Award	11/1/10	10/28/10	—	—	—	—	50,000	—	360,000

Jeffrey P. Lane
2010 Nonequity Award	—	2/18/10	74,100	247,000	555,750	—	—	—	—
2010 Equity Award	—	—	—	—	—	—	—	—	—

Judith M. Lassa
2010 Nonequity Award	—	2/18/10	68,250	227,500	511,875	—	—	—	—
2010 Equity Award	—	—	—	—	—	—	—	—	—

(1)	Reflects possible 2010 nonequity incentive plan award payouts for our named executive officers under our Boise Inc. Incentive and Performance Plan. Threshold, Target, and Maximum payouts reported are calculated based on the annual pay rate of our named executive officers in effect at the end of the 2010 calendar year. It is possible to have a zero payout if the award criteria are not met.

(2)	The compensation committee did not grant our named executive officers a regular 2010 equity incentive plan award. However, on October 28, 2010, the compensation committee granted Mr. Warren a special 2010 equity incentive plan award upon his election as our executive vice president and chief operating officer effective November 1, 2010. Mr. Warren’s award consisted of 50,000 service-condition vesting restricted stock units, which will vest on November 15, 2013. The Target amount reported is 100% of Mr. Warren’s 2010 equity incentive plan award and assumes he remains employed with us until the units vest on November 15, 2013.

(3)	The value reported for Mr. Warren’s 2010 equity incentive plan award reflects the grant date fair value computed in accordance with FASB ASC Topic 718.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning 2010, 2009, and 2008 equity incentive plan awards made to our named executive officers under our Boise Inc. Incentive and Performance Plan that had not vested as of December 31, 2010.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)

Alexander Toeldte
2010 Equity Award	—	$—
2009 Equity Award	768,000	6,090,240
2008 Equity Award (3)	782,766	6,207,334

Robert M. McNutt (4)
2010 Equity Award	—	—
2009 Equity Award	318,800	2,528,084
2008 Equity Award (3)	171,266	1,358,139

Robert A. Warren
2010 Equity Award	50,000	396,500
2009 Equity Award	232,000	1,839,760
2008 Equity Award (3)	85,866	680,917

Jeffrey P. Lane
2010 Equity Award	—	—
2009 Equity Award	184,000	1,459,120
2008 Equity Award (3)	203,866	1,616,657

Judith M. Lassa
2010 Equity Award	—	—
2009 Equity Award	184,000	1,459,120
2008 Equity Award (3)	61,800	490,074

(1)	2010 Equity Awards – The compensation committee did not grant our named executive officers a regular 2010 equity incentive plan award. However, on October 28, 2010, the compensation committee granted Mr. Warren a special 2010 equity incentive plan award upon his election as our executive vice president and chief operating officer effective November 1, 2010. Mr. Warren’s award consists entirely of service-condition vesting restricted stock units, which will vest on November 15, 2013.

2009 Equity Awards – The 2009 equity incentive plan awards consist entirely of service-condition vesting restricted stock or restricted stock units, with 20% vested on March 15, 2010; 20% vested on March 15, 2011; and the remaining 60% vesting on March 15, 2012. The amounts reported consist of each named executive officer’s 2009 equity incentive plan award, less the 20% portion that vested on March 15, 2010.

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2008 Equity Awards – The 2008 equity incentive plan awards consisted of both market- and service-condition vesting restricted stock or restricted stock units as follows:

Market-Condition Vesting Portion: A portion of the market-condition vesting restricted stock and restricted stock units would have vested on February 28, 2011, if at some point before that date our stock price had closed at or above $10.00 on 20 of any consecutive 30 trading days. The other portion would have vested on February 28, 2011, if at some point before that date our stock price had closed at or above $12.50 on 20 of any consecutive 30 trading days. We did not meet these stock price performance measures. Accordingly, the market-condition vesting portion of our named executive officers’ 2008 equity incentive plan awards was forfeited on March 1, 2011.

Service-Condition Vesting Portion: The first one-third of the service-condition vesting restricted stock and restricted stock units vested on March 2, 2009; the second one-third vested on March 1, 2010; and the final one-third vested on February 28, 2011. In some cases, this vesting schedule resulted in fractional shares, and we repurchased the fractional shares as they vested.

The amounts reported in this table consist of each named executive officer’s 2008 equity incentive plan award, less the two-thirds portion of the service-condition vesting restricted stock and restricted stock units that vested on March 2, 2009, and March 1, 2010.

(2)	The values reported in this table reflect the number of unvested shares or units held by each of our named executive officers as of December 31, 2010, multiplied by our closing stock price on December 31, 2010 ($7.93 per share).

(3)	As reported in footnote (1), all of the market-condition vesting portions of our named executive officers’ 2008 Equity Awards were forfeited on March 1, 2011, because our stock price performance measures were not met by that date. The number of shares forfeited by each of our named executive officers and the values of those forfeited shares (based on our March 1, 2011, closing stock price of $8.66 per share) are reflected in the following table:

Name	Number of Forfeited Shares (#)	Value of Forfeited Shares ($)

Alexander Toeldte
2008 Equity Award	686,600	$5,945,956

Robert M. McNutt
2008 Equity Award	150,200	1,300,732

Robert A. Warren
2008 Equity Award	75,300	652,098

Jeffrey P. Lane
2008 Equity Award	178,800	1,548,408

Judith M. Lassa
2008 Equity Award	54,200	469,372

(4)	Mr. McNutt resigned as our senior vice president and chief financial officer effective December 31, 2010. Pursuant to the terms of Mr. McNutt’s 2009 and 2008 restricted stock award agreements, he forfeited all of his unvested 2009 and 2008 equity incentive plan awards, totaling 490,066 shares, effective January 1, 2011.

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Option Exercises and Stock Vested Table

The following table presents information concerning 2009 and 2008 equity incentive plan awards made to our named executive officers under our Boise Inc. Incentive and Performance Plan that vested during 2010 and the dollar amounts realized upon vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

Alexander Toeldte
2009 Equity Award	192,000	$1,048,320
2008 Equity Award	96,166	478,907

Robert M. McNutt
2009 Equity Award	79,700	435,162
2008 Equity Award	21,066	104,909

Robert A. Warren
2009 Equity Award	58,000	316,680
2008 Equity Award	10,566	52,619

Jeffrey P. Lane
2009 Equity Award	46,000	251,160
2008 Equity Award	25,066	124,829

Judith M. Lassa
2009 Equity Award	46,000	251,160
2008 Equity Award	7,600	37,848

(1)	2009 Equity Awards – The 2009 equity incentive plan awards consist entirely of service-condition vesting restricted stock or restricted stock units, with 20% vested on March 15, 2010; 20% vested on March 15, 2011; and the remaining 60% vesting on March 15, 2012. The amounts reported consist of the 20% portion of each named executive officer’s 2009 equity incentive plan award that vested on March 15, 2010.

2008 Equity Awards – The 2008 equity incentive plan awards consisted of both market- and service-condition vesting restricted stock or restricted stock units as follows:

Market-Condition Vesting Portion: A portion of the market-condition vesting restricted stock and restricted stock units would have vested on February 28, 2011, if at some point before that date our stock price had closed at or above $10.00 on 20 of any consecutive 30 trading days. The other portion would have vested on February 28, 2011, if at some point before that date our stock price had closed at or above $12.50 on 20 of any consecutive 30 trading days. We did not meet these stock price performance measures. Accordingly, the market-condition vesting portion of our named executive officers’ 2008 equity incentive plan awards was forfeited on March 1, 2011.

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Service-Condition Vesting Portion: The first one-third of the service-condition vesting restricted stock and restricted stock units vested on March 2, 2009; the second one-third vested on March 1, 2010; and the final one-third vested on February 28, 2011. In some cases, this vesting schedule resulted in fractional shares, and we repurchased the fractional shares as they vested.

The amounts reported consist of the second one-third portion of each named executive officer’s 2008 service-condition vesting restricted stock and restricted stock units that vested on March 1, 2010.

(2)	The reported 2009 Equity Award values reflect the number of shares or units that vested during the year ending on December 31, 2010, multiplied by our closing stock price on the March 15, 2010, vesting date ($5.46 per share).

The reported 2008 Equity Award values reflect the number of shares or units that vested during the year ending on December 31, 2010, multiplied by our closing stock price on the March 1, 2010, vesting date ($4.98 per share).

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Pension Benefits

We offer pension benefits to qualifying named executive officers. Those pension benefits include a salaried defined pension benefit plan (Salaried Pension Plan), a supplemental pension plan (SUPP), and a supplemental early retirement plan (SERP). The following table reflects our named executive officers who are eligible to participate in each pension benefit plan.

Name	Salaried Pension Plan	SUPP	SERP

Alexander Toeldte	No	No	No

Robert M. McNutt	Yes	Yes	No

Robert A. Warren	Yes	Yes	No

Jeffrey P. Lane	No	No	No

Judith M. Lassa	Yes	Yes	Yes

Pension Plan Freeze

The Salaried Pension Plan, SUPP, and SERP, each described in the following sections, were frozen effective April 15, 2009. Ms. Lassa and Messrs. McNutt and Warren will keep the benefits they earned up to that point but no additional benefits are earned after April 14, 2009.

Salaried Pension Plan

Ms. Lassa and Mr. Warren are eligible to participate in our Salaried Pension Plan. Mr. McNutt, who resigned as our senior vice president and chief financial officer effective December 31, 2010, was also eligible to participate in our Salaried Pension Plan. Our Salaried Pension Plan is a plan for all salaried employees who were former employees of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to November 1, 2003.

Our Salaried Pension Plan entitles each vested employee to receive a pension benefit at normal retirement age equal to:

¡

1.25% of the average of the highest five consecutive years of compensation out of the last ten years of employment, calculated as of April 14, 2009, multiplied by the employee’s years of service through December 31, 2003, plus

¡

1% of the average of the highest five consecutive years of compensation out of the last ten years of employment, calculated as of April 14, 2009, multiplied by the employee’s years of service after December 31, 2003, through April 14, 2009.

Under our Salaried Pension Plan, “compensation” is defined as the employee’s base salary plus any amounts earned under our variable incentive compensation programs. Benefits are computed on a straight-life annuity basis and are not offset by Social Security or other retirement-type benefits.

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Supplemental Pension Plan (SUPP)

Ms. Lassa and Mr. Warren are eligible to participate in our SUPP. Mr. McNutt was also eligible to participate in our SUPP. The SUPP is a plan for salaried employees who were former employees of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to November 1, 2003.

If an employee is entitled to a greater benefit under our Salaried Pension Plan’s formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits will be paid from our general assets under our unfunded SUPP. The SUPP also provides payments to the extent that participation in our deferred compensation plan has the effect of reducing an individual’s pension benefit under the qualified plan.

Supplemental Early Retirement Plan (SERP)

Ms. Lassa is our only named executive officer eligible to participate in our SERP. The SERP entitles pension-eligible elected officers to receive an early retirement benefit equal to the benefit calculated at age 65 under our Salaried Pension Plan without reduction due to the officer’s early retirement. This pension benefit is unfunded and is paid from our general assets. Eligible elected officers are those who:

¡	Are 55 years old or older, if elected by OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to June 1, 2004;

¡	Are 58 years old or older, if elected on or after June 1, 2004, and prior to October 29, 2004 (the SERP was closed to new entrants as of October 29, 2004);

¡	Have ten or more years of service;

¡	Have served as an elected officer for at least five full years; and

¡	Retire before age 65.

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Pension Benefits Table

The following table presents the actuarial present value of accumulated benefits payable to Ms. Lassa and Messrs. McNutt and Warren, the number of years of service credited to each of them, and payments made during 2010 under our Salaried Pension Plan, SUPP, and SERP, and related obligations. For further information on the valuation method and all material assumptions applied in quantifying these amounts, please refer to our 2010 annual report on Form 10-K, Item 8. Notes to Consolidated Financial Statements, Footnote 13, Retirement and Benefit Plans. Messrs. Toeldte and Lane are not eligible to participate in our pension plans.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($) (2)

Robert M. McNutt	Salaried Pension Plan	24.3	$394,842	$—
	SUPP	24.3	86,035	—
	SERP (3)	24.3	—	—

Robert A. Warren	Salaried Pension Plan	26.6	642,680	—
	SUPP	26.6	70,341	11,138
	SERP (3)	26.6	—	—

Judith M. Lassa	Salaried Pension Plan	27.3	437,417	—
	SUPP	27.3	72,167	—
	SERP (3)	27.3	792,923	—

(1)	Number of years credited service for Ms. Lassa and Messrs. McNutt and Warren includes amounts attributable to their employment with OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to Madison Dearborn Partners’ acquisition of the forest products assets from OfficeMax on October 29, 2004, and their employment with Boise Cascade, L.L.C. (Boise Cascade).

(2)	The 2010 SUPP payment made to Mr. Warren occurred as a result of his termination of employment from Boise Cascade in 2008. The payment was made according to Mr. Warren’s existing election under the Boise Cascade SUPP. We assumed the responsibility to make payments under the Boise Cascade SUPP as part of our acquisition of Boise Cascade’s paper, packaging and newsprint, and transportation assets. Because these benefits are our contractual responsibility, Mr. Warren’s payment is reported in this table even though the SUPP continues to be sponsored by Boise Cascade.

(3)	Messrs. McNutt and Warren were not eligible to participate in the SERP. The value reported for Ms. Lassa assumes she remains employed with us until age 55 and becomes vested in the SERP.

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Nonqualified Deferred Compensation

Ms. Lassa and Messrs. Toeldte, Warren, and Lane are eligible to participate in our “nonqualified” Deferred Compensation Plan. Mr. McNutt, who resigned as our senior vice president and chief financial officer effective December 31, 2010, was also eligible to participate in the plan. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to reinvest a portion of their compensation in our overall business performance.

Each year, participants may irrevocably elect to defer receipt of a portion of their base salary and incentive compensation. A participant’s account is credited with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. In addition, participants may elect to receive their company contributions in our Deferred Compensation Plan in lieu of any contributions in our 401(k) Savings Plan, as described below:

Through April 15, 2009, our contribution to the 401(k) Savings Plan was:

¡	A regular match equal to $0.70 on the dollar up to the first 6% of eligible compensation; plus

¡

For employees hired or rehired on or after November 1, 2003, a discretionary match that was announced annually and could vary from year to year but would be no more than $0.30 on the dollar up to the first 6% of eligible compensation. This match was provided only to those eligible employees who were employed by us on the last day of the plan year (December 31).

Effective April 16, 2009, our contribution to the 401(k) Savings Plan is:

¡	Base Company Contribution – We contribute the equivalent of 3% of a participant’s eligible compensation to his or her account; plus

¡	Matching Company Contribution – We match $0.50 for each $1.00 a participant contributes up to the first 3% of his or per pay; plus

¡

Discretionary Matching Company Contribution – We intend to provide a discretionary match of $0.50 for each $1.00 a participant contributes to the plan up to the first 3% of pay. The actual amount of the discretionary match may vary from year to year, depending on our financial performance and, thus, the affordability of the match. We will announce at the end of each year whether a discretionary match will be made and, if so, in what amount.

Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments over a specified period of years following the termination of their employment with us.

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Nonqualified Deferred Compensation Table

The following table presents executive contributions to the plan in 2010, executive aggregate earnings in 2010, and the aggregate balance in their account as of December 31, 2010. Mr. Warren is our only named executive officer who elected to participate in our Deferred Compensation Plan in 2010, but he did not elect to have the company contribution put into the plan. Messrs. Toeldte, Warren, and Lane did not have any withdrawals or distributions under the plan during 2010. Ms. Lassa and Mr. McNutt did not participate in our Deferred Compensation Plan.

Name	Executive Contributions In Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Balance at Last FYE ($)

Alexander Toeldte	$—	$6,242	$93,578

Robert A. Warren	36,558	1,053	37,706

Jeffrey P. Lane	—	2,172	32,565

(1)	The above-market portion of these amounts is included in the 2010 Change in Pension Value and Nonqualified Deferred Compensation Earnings column of our Summary Compensation Table in this proxy statement.

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Severance Tables

The severance agreements we have entered into with our named executive officers provide severance benefits and protect other benefits these officers have already earned or reasonably expect to receive under our employee benefit plans. The named executive officer will receive the benefits provided under the agreement if their employment is terminated other than for cause or disability (as defined in the agreement) or if they terminate employment after we take actions (as specified in the agreement) that adversely affect the named executive officer.

These severance agreements help to ensure we will have the benefit of our named executive officers’ services without distraction in the face of future potential changes. Our board of directors believes the agreements are in our best interest and the best interest of our shareholders.

The following summaries provide a description of the severance agreements we have entered into with our named executive officers. The accompanying tables present an estimate of the compensation we would have been required to pay these officers in the event of their termination due to:

¡	Voluntary termination with good reason or involuntary termination without cause;

¡	Involuntary termination due to change in control;

¡	Involuntary termination due to restructuring;

¡	For-cause termination or voluntary termination without good reason; or

¡	Retirement, death, or disability.

The compensation shown assumes termination was effective as of December 31, 2010. The compensation we would actually be required to pay our named executive officers would only be determinable at the time of separation.

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Alexander Toeldte

President and Chief Executive Officer

Pursuant to the terms of Mr. Toeldte’s severance agreement dated December 9, 2010, if he voluntarily terminates employment with good reason or his employment is involuntarily terminated without cause, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. Toeldte will be entitled to a lump-sum severance payment equal to two times his annual base salary at the rate in effect at the time he receives a notice of termination, plus his target annual incentive for the year in which the date of termination occurs. To the extent not already paid, Mr. Toeldte will receive a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. Mr. Toeldte will also receive a lump-sum payment equal to (a) 36 times the monthly group premium for life, disability, accident, and healthcare insurance plans, plus (b) three times the annual allowance for financial counseling services. The severance agreement also imposes confidentiality and nondisparagement provisions on Mr. Toeldte, as well as a nonsolicitation provision that will continue for one year after his employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement, Death, or Disability ($) (1)

Severance Payment (2 x $800,000 Annual Base Salary + Target 100% Award Under Incentive and Performance Plan)	$3,200,000	$3,200,000	$3,200,000	$—	$—

Value of Accelerated Vesting of Restricted Stock (2)	4,819,901	13,820,145	9,944,360	—	9,944,360

Insurance – Life, Disability, Accident, and Healthcare (For 36 Months)	38,688	38,688	38,688	—	—

Financial Counseling (3) (3 x $5,000 Annual Allowance)	15,000	15,000	15,000	—	—

Unused Vacation (224 Hours)	86,154	86,154	86,154	86,154	86,154

TOTAL (4)	$8,159,743	$17,159,987	$13,284,202	$86,154	$10,030,514

(1)	Amounts shown assume a termination of Mr. Toeldte’s employment was effective as of December 31, 2010. Mr. Toeldte would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. Toeldte’s restricted stock award agreements.

(3)	We eliminated the financial counseling allowance for our elected officers effective April 2011.

(4)	Total amounts shown are in addition to payments Mr. Toeldte would have received under our Savings Plan and Deferred Compensation Plan. Mr. Toeldte’s Deferred Compensation Plan balance would have been distributed in accordance with his distribution election. For information on Mr. Toeldte’s Deferred Compensation Plan balance, please refer to the Nonqualified Deferred Compensation Table in this proxy statement.

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Robert M. McNutt

Former Senior Vice President and Chief Financial Officer

Mr. McNutt resigned as our senior vice president and chief financial officer effective December 31, 2010. Because Mr. McNutt’s termination was voluntary, he received (1) his base salary through December 31, 2010, (2) his 2010 short-term incentive award, and (3) his unused vacation. Pursuant to the terms of Mr. McNutt’s restricted stock award agreements, he forfeited all of his unvested equity incentive plan awards, totaling 490,066 shares, effective January 1, 2011.

Had Mr. McNutt remained employed with us, pursuant to his severance agreement dated December 10, 2010, if he had voluntarily terminated employment with good reason or his employment was involuntarily terminated without cause, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. McNutt would have been entitled to a lump-sum severance payment equal to 3.3 times his annual base salary at the rate in effect at the time he received a notice of termination. To the extent not already paid, he would have received a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. We would have also maintained group insurance coverage (life, disability, accident, and healthcare) and financial counseling services for 12 months following his date of termination, subject to his payment of any applicable premium at the active employee rate. The severance agreement also imposed confidentiality and nondisparagement provisions on Mr. McNutt, as well as a nonsolicitation provision that would have continued for one year after his employment terminated.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement, Death, or Disability ($) (1)

Severance Payment (3.3 x $405,000 Annual Base Salary)	$1,336,500	$1,336,500	$1,336,500	$—	$—

Value of Accelerated Vesting of Restricted Stock (2)	1,860,055	4,518,255	2,981,077	—	2,981,077

Insurance – Life, Disability, Accident, and Healthcare (For 12 Months)	12,896	12,896	12,896	—	—

Financial Counseling (3) (1 x $5,000 Annual Allowance)	5,000	5,000	5,000	—	—

Unused Vacation (76.77 Hours)	14,948	14,948	14,948	14,948	14,948

TOTAL (4)	$3,229,399	$5,887,599	$4,350,421	$14,948	$2,996,025

(1)	Amounts shown assume a termination of Mr. McNutt’s employment was effective as of December 31, 2010. Mr. McNutt would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. McNutt’s restricted stock award agreements. Mr. McNutt resigned as our senior vice president and chief financial officer effective December 31, 2010. Pursuant to the terms of Mr. McNutt’s restricted stock award agreements, he forfeited all of his unvested equity incentive plan awards, totaling 490,066 shares, effective January 1, 2011.

(3)	We eliminated the financial counseling allowance for our elected officers effective April 2011.

(4)	Total amounts shown are in addition to payments Mr. McNutt would have received under our Savings Plan, Salaried Pension Plan, and SUPP. For information on Mr. McNutt’s Salaried Pension Plan and SUPP balances, please refer to the Pension Benefits Table in this proxy statement.

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Robert A. Warren

Executive Vice President and Chief Operating Officer

Pursuant to Mr. Warren’s severance agreement dated November 1, 2010, if he voluntarily terminates employment with good reason or his employment is involuntarily terminated without cause, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. Warren will be entitled to a lump-sum severance payment equal to 3.5 times his annual base salary at the rate in effect at the time he receives a notice of termination. To the extent not already paid, he will receive a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. We will also maintain group insurance coverage (life, disability, accident, and healthcare) and financial counseling services for 12 months following his date of termination, subject to his payment of any applicable premium at the active employee rate. The severance agreement also imposes confidentiality and nondisparagement provisions on Mr. Warren, as well as a nonsolicitation provision that will continue for one year after his employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement, Death, or Disability ($) (1)

Severance Payment (3.5 x $405,000 Annual Base Salary)	$1,417,500	$1,417,500	$1,417,500	$—	$—

Value of Accelerated Vesting of Restricted Stock Units (2)	1,318,058	2,980,628	1,880,062	—	1,880,062

Insurance – Life, Disability, Accident, and Healthcare (For 12 Months)	6,079	6,079	6,079	—	—

Financial Counseling (3) (1 x $5,000 Annual Allowance)	5,000	5,000	5,000	—	—

Unused Vacation (114 Hours)	22,197	22,197	22,197	22,197	22,197

TOTAL (4)	$2,768,834	$4,431,404	$3,330,838	$22,197	$1,902,259

(1)	Amounts shown assume a termination of Mr. Warren’s employment was effective as of December 31, 2010. Mr. Warren would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. Warren’s restricted stock unit award agreements.

(3)	We eliminated the financial counseling allowance for our elected officers effective April 2011.

(4)	Total amounts shown are in addition to payments Mr. Warren would have received under our Savings Plan, Salaried Pension Plan, SUPP, and Deferred Compensation Plan. Mr. Warren’s Deferred Compensation Plan balance would have been distributed in accordance with his distribution election. For information on Mr. Warren’s Salaried Pension Plan, SUPP, and Deferred Compensation Plan balances, please refer to the Pension Benefits Table and Nonqualified Deferred Compensation Table in this proxy statement.

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Jeffrey P. Lane

Senior Vice President and General Manager, Packaging

Pursuant to Mr. Lane’s severance agreement dated February 18, 2010, if he voluntarily terminates employment with good reason or his employment is involuntarily terminated without cause, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. Lane will be entitled to a lump-sum severance payment equal to 1.65 times his annual base salary at the rate in effect at the time he receives a notice of termination. To the extent not already paid, he will receive a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. We will also maintain group insurance coverage (life, disability, accident, and healthcare) and financial counseling services for 12 months following his date of termination, subject to his payment of any applicable premium at the active employee rate. The severance agreement also imposes confidentiality and nondisparagement provisions on Mr. Lane, as well as a nonsolicitation provision that will continue for one year after his employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement, Death, or Disability ($) (1)

Severance Payment (1.65 x $380,000 Annual Base Salary)	$ 627,000	$627,000	$627,000	$—	$—

Value of Accelerated Vesting of Restricted Stock (2)	1,169,895	3,440,568	2,504,374	—	2,504,374

Insurance – Life, Disability, Accident, and Healthcare (For 12 Months)	13,339	13,339	13,339	—	—

Financial Counseling (3) (1 x $5,000 Annual Allowance)	5,000	5,000	5,000	—	—

Unused Vacation (60 Hours)	10,962	10,962	10,962	10,962	10,962

TOTAL (4)	$ 1,826,196	$4,096,869	$3,160,675	$10,962	$2,515,336

(1)	Amounts shown assume a termination of Mr. Lane’s employment was effective as of December 31, 2010. Mr. Lane would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. Lane’s restricted stock award agreements.

(3)	We eliminated the financial counseling allowance for our elected officers effective April 2011.

(4)	Total amounts shown are in addition to payments Mr. Lane would have received under our Savings Plan and Deferred Compensation Plan. Mr. Lane’s Deferred Compensation Plan balance would have been distributed in accordance with his distribution election. For information on Mr. Lane’s Deferred Compensation Plan balance, please refer to the Nonqualified Deferred Compensation Table in this proxy statement.

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Judith M. Lassa

Senior Vice President and General Manager, Paper and Specialty Products

Pursuant to Ms. Lassa’s severance agreement dated February 18, 2010, if she voluntarily terminates employment with good reason or her employment is involuntarily terminated without cause, as defined in her severance agreement, and subject to her execution of a valid release of employment-related claims, Ms. Lassa will be entitled to a lump-sum severance payment equal to 1.65 times her annual base salary at the rate in effect at the time she receives a notice of termination. To the extent not already paid, she will receive a lump-sum amount equal to the value of her unused and accrued time off, less any advanced time off. We will also maintain group insurance coverage (life, disability, accident, and healthcare) and financial counseling services for 12 months following her date of termination, subject to her payment of any applicable premium at the active employee rate. We will also continue to pay the company-paid premium under the Supplemental Life Plan for 12 months following her date of termination. The severance agreement also imposes confidentiality and nondisparagement provisions on Ms. Lassa, as well as a nonsolicitation provision that will continue for one year after her employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement, Death, or Disability ($) (1)

Severance Payment (1.65 x $350,000 Annual Base Salary)	$ 577,500	$577,500	$577,500	$—	$—

Value of Accelerated Vesting of Restricted Stock (2)	1,039,532	2,313,974	1,444,055	—	1,444,055

Supplemental Life Insurance (For 12 Months)	7,547	7,547	7,547	—	—

Insurance – Life, Disability, Accident, and Healthcare (For 12 Months)	270	270	270	—	—

Financial Counseling (3) (1 x $5,000 Annual Allowance)	5,000	5,000	5,000	—	—

Unused Vacation (152 Hours)	25,577	25,577	25,577	25,577	25,577

TOTAL (4)	$ 1,655,426	$2,929,868	$2,059,949	$25,577	$1,469,632

(1)	Amounts shown assume a termination of Ms. Lassa’s employment was effective as of December 31, 2010. Ms. Lassa would have received her base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Ms. Lassa’s restricted stock award agreements.

(3)	We eliminated the financial counseling allowance for our elected officers effective April 2011.

(4)	Total amounts shown are in addition to payments Ms. Lassa would have received under our Savings Plan, Salaried Pension Plan, Supp, and SERP. For information on Ms. Lassa’s Salaried Pension Plan, SUPP, and SERP balances, please refer to the Pension Benefits Table in this proxy statement.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock (Reporting Persons) to file reports with the SEC regarding their ownership of and transactions in our common stock and other securities related to our common stock. SEC rules also require Reporting Persons to furnish us with copies of the reports they file with the SEC. Based solely on a review of the copies of the reports provided to us and inquiries we have made, we believe that during our fiscal year ended December 31, 2010, all Reporting Persons filed in a timely manner all of the reports they were required to file.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

Related-Person Transactions

Investor Rights Agreement

In connection with our acquisition of Boise Cascade, L.L.C.’s (Boise Cascade) paper, packaging and newsprint, and transportation assets on February 22, 2008 (the Acquisition), we entered into an Investor Rights Agreement with Messrs. Berger, Leight, and Weiss and Mr. Richard Rogel, a former director of the company (together, the Aldabra Majority Holders). The Investor Rights Agreement provides that the Aldabra Majority Holders have the right to designate directors to our board in an amount proportionate to the voting power of the shares they each hold. Pursuant to this right, Mr. Weiss serves on our board of directors as a representative of the Aldabra Majority Holders.

Relationship With Boise Cascade, L.L.C.

From the Acquisition through early March 2010, Boise Cascade held a significant interest in us, and our transactions with Boise Cascade were related-party transactions. In early March 2010, Boise Cascade sold all of its remaining investment in us, and accordingly, it is no longer a related party.

Family Relationships

Messrs. Berger and Leight are cousins, who have both served on our board of directors since our inception in 2007.

Policies and Procedures for Related-Person Transactions

Our Code of Ethics, which is posted on our website at www.boiseinc.com, governs the review, approval, or ratification of related-person transactions. Pursuant to our Code of Ethics, our directors and officers are required to be free from actual or apparent conflicts of interest that would interfere with their loyalty to us or to our shareholders. Similarly, our Code of Ethics prohibits our directors and officers from appropriating business opportunities that are presented to the company, from competing with the company, and from using their positions with the company or company information for personal gain.

All actual or potential conflicts, including transactions with related parties, must be reported to our general counsel, who will provide guidance and a recommendation on how to address the issue. If the situation so warrants, our general counsel will report the conflict or transaction to our board of directors. If a significant conflict issue arises and cannot be resolved, or if the conflict was not disclosed, our board of directors may ask for the resignation or termination of the director or officer.

Our decisions to enter into the Investor Rights Agreement and into the agreements with Boise Cascade were approved by our entire board of directors in connection with the Acquisition. There have been no subsequent related-party transactions concerning our directors or officers that have been brought to the attention of our general counsel.

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AUDIT COMMITTEE MATTERS

Audit Committee Report

Dear Fellow Shareholders:

The following is the report of the audit committee with respect to the company’s audited financial statements for the fiscal year ended December 31, 2010.

Audit Committee Charter and Responsibilities

The audit committee assists the board of directors in its oversight of the quality and integrity of the company’s financial statements and its accounting and financial reporting practices. The audit committee’s responsibilities are more fully set forth in its charter, which you can view by visiting the company’s website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the company’s annual audited and quarterly consolidated financial statements for the 2010 calendar year with management and KPMG LLP (KPMG), the company’s independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has also received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG its independence from the company and its management.

Audit Committee Financial Expert

The board of directors has determined that the audit committee chair, Jonathan W. Berger, is an audit committee financial expert, as the SEC defines that term. Mr. Berger, as well as the other members of the audit committee, are independent, as independence for audit committee members is defined by the NYSE and the company’s own independence standards.

Recommendation of Financial Statements

Based on the review and discussions with management and KPMG, the audit committee recommended to the company’s board of directors that the company’s audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted,

The Audit Committee

Jonathan W. Berger, committee chair

Carl A. Albert

Jack Goldman

Heinrich R. Lenz

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Policies and Procedures for Preapproval of Audit and Nonaudit Services

The audit committee’s charter provides that all audit and nonaudit services (including the fees and terms of such services) to be performed for us by KPMG be preapproved. Our controller monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our controller must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.

Fees Paid to KPMG

The following table presents the aggregate fees billed by KPMG to us for services rendered for the fiscal years ended December 31, 2010 and 2009:

	2010 ($)	2009 ($)

Audit Fees (1)	$1,830,000	$1,790,000
Audit-Related Fees (2)	14,000	10,000
Tax Fees	0	0
All Other Fees	0	0

Total	$1,844,000	$1,800,000

(1)	KPMG’s Audit Fees consisted of fees for the audit of our 2010 and 2009 year-end financial statements, as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q, subsidiary audits, and other filings with the SEC.

(2)	KPMG’s Audit-Related Fees consisted of fees in connection with debt compliance letters and the issuance of financial assurance letters.

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INFORMATION ABOUT ATTENDING OUR 2011 ANNUAL SHAREHOLDERS’ MEETING

Date and Time

Wednesday, April 27, 2011

9:00 a.m. Mountain Daylight Time

Place

Boise Plaza Building

1-West A.V. Conference Room

1111 West Jefferson Street

Boise, Idaho

If You Plan to Attend

If you plan to attend our 2011 annual shareholders’ meeting in person, please bring a photo identification, your Notice, the tear-off portion of your proxy card, or your brokerage statement reflecting your Boise Inc. holdings as proof of share ownership. We reserve the right to inspect all briefcases, bags, and other personal items. Cameras and other recording devices will not be permitted at the meeting.

Directions From Boise Air Terminal/Parking

From the Boise Air Terminal to the Boise Plaza Building:

¡	Depart from the Boise Air Terminal and proceed north to Vista Avenue – proceed 2.3 miles on Vista Avenue

¡	Turn slightly left onto Capitol Boulevard – proceed 1.2 miles on Capitol Boulevard

¡	Turn left (west) onto Idaho Street – proceed .3 mile to 11th Street

¡	Turn right (north) onto 11th Street – proceed one block north to Bannock Street

¡	Turn left (west) onto Bannock Street – visitor parking is available in the Boise Plaza parking lot on the southeast corner of the intersection of 12th and Bannock Streets

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Boise Inc.

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388

208-384-7000

www.boiseinc.com

© 2011 Boise Inc.

We are licensed to use the trademark , a registered trademark of

Boise Cascade, L.L.C., or its affiliates.

Our proxy statement is printed on 27 lb. Boise® Smooth Lightweight Opaque Offset paper produced by

Boise’s papermakers in St. Helens, Oregon.

BOISE INC.

ANNUAL SHAREHOLDERS’ MEETING APRIL 27, 2011

At our annual shareholders’ meeting, shareholders will be asked to: Proposal No. 1 - Elect two directors; Proposal No. 2 - Consider an advisory vote on our executive compensation program;

Proposal No. 3 - Consider an advisory vote on the frequency of advisory votes on our executive compensation program;

Proposal No. 4 - Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011; and

Transact other business properly presented at the meeting.

PLEASE FOLD AND DETACH HERE AND READ THE REVERSE SIDE _

PROXY

This proxy will be voted as directed. If no direction is indicated, it will be voted FOR the two director nominees and Proposal Nos. 2 and 4 and for 3 YEARS for Proposal No. 3. This proxy is solicited on behalf of the board of directors of Boise Inc.

Please mark your votes like this

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

1.	Proposal No. 1 - Election of Directors for withhold

all Nominees AUTHORITY 2. Proposal No. 2 - Advisory vote on Boise Inc.’s executive compensation program for all Nominees

FOR AGAINST ABSTAIN

NOMINEES: (01) Nathan D. Leight (02) Alexander Toeldte 3. Proposal No. 3 - Advisory vote on the frequency of advisory votes on Boise Inc.’s executive compensation program

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 3 YEARS 2 YEARS 1 YEAR ABSTAIN

4. Proposal No. 4 - Ratify the appointment of KPMG LLP as Boise Inc.’s independent registered public accounting firm for 2011

FOR AGAINST ABSTAIN

5. In their discretion, the proxies are authorized to vote on any other matters that may properly be presented at the meeting.

Signature Date , 2011.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both owners should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dear Shareholder:

Boise Inc. will hold its annual shareholders’ meeting on Wednesday, April 27, 2011, at 9:00 a.m. Mountain Daylight Time at the company’s headquarters in the Boise Plaza Building, 1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-5388. The meeting will be held in the 1-West A.V. Conference Room.

Shareholders of record on March 18, 2011, are entitled to vote by proxy, before or at the meeting. You may use the proxy card at the bottom of this page to designate proxies.

Continental Stock Transfer & Trust Company is our independent tabulator and will receive and tabulate individual proxy cards. Cydni J. Waldner, of Waldner Law Office L.L.C., is our independent inspector of election and will certify the vote results.

Please indicate your voting preferences on the proxy card, sign and date the card, and return it to Continental Stock Transfer & Trust Company in the envelope provided.

Thank you.

PLEASE FOLD AND DETACH HERE AND READ THE REVERSE SIDE _

PROXY CARD

BOISE INC.

ANNUAL SHAREHOLDERS’ MEETING APRIL 27, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The shareholder signing this card appoints Samuel K. Cotterell and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all of the shareholder’s Boise Inc. stock held on March 18, 2011, at the company’s annual shareholders’ meeting to be held on April 27, 2011, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the two director nominees and Proposal Nos. 2 and 4 will receive FOR votes, and Proposal No. 3 will receive a vote for 3 YEARS.

(Continued and to be marked, signed, and dated as instructed on the reverse side)